                                                                    Exhibit 10.1

                              ____________________



                                CREDIT AGREEMENT

                                   dated as of

                                February 18, 2003

                                     Between


                       ENVIRONMENTAL TECTONICS CORPORATION

                                       and

                         PNC BANK, NATIONAL ASSOCIATION


                              ____________________

                                Table of Contents

                                                                                                                         Page

SECTION 1. DEFINITIONS ................................................................................................    1
   1.1 Defined Terms ..................................................................................................    1
   1.2 Other Definitional Provisions ..................................................................................   18
SECTION 2. LOANS AND COMMITMENTS ......................................................................................   18
   2.1 Commitments ....................................................................................................   18
   2.2 Note ...........................................................................................................   20
   2.3 Procedure for Revolving Credit Loans; Issuance of Letters of Credit ............................................   20
   2.4 Requirements for Issuance of Letters of Credit .................................................................   20
   2.5 Fees. ..........................................................................................................   22
   2.6 Interest Rates and Payment Dates ...............................................................................   23
   2.7 Default Interest ...............................................................................................   24
   2.8 Inability to Determine Interest Rate ...........................................................................   24
   2.9 Termination and Reduction of Commitments; Mandatory Prepayments. ...............................................   24
   2.10 Optional Prepayment of Loans ..................................................................................   25
   2.11 Illegality ....................................................................................................   26
   2.12 Requirements of Law ...........................................................................................   26
   2.13 Taxes .........................................................................................................   27
   2.14 Indemnity .....................................................................................................   28
   2.15 Payments ......................................................................................................   29
   2.16 Conversion and Continuation Options ...........................................................................   30
   2.17 Minimum Amounts of Tranches; Maximum Number of Tranches .......................................................   30
   2.18 Loan Account ..................................................................................................   30
   2.19 Use of Proceeds ...............................................................................................   31
SECTION 3. REPRESENTATIONS AND WARRANTIES .............................................................................   31
   3.1 Financial Condition ............................................................................................   31
   3.2 No Change ......................................................................................................   32
   3.3 Existence; Compliance with Law .................................................................................   32
   3.4 Power; Authorization; Enforceable Obligations ..................................................................   32
   3.5 No Legal Bar ...................................................................................................   33
   3.6 No Material Litigation .........................................................................................   33
   3.7 No Default .....................................................................................................   33
   3.8 Taxes ..........................................................................................................   33
   3.9 Federal Regulations ............................................................................................   33
   3.10 ERISA .........................................................................................................   34
   3.11 Investment Company Act; Public Utility Holding Company Act; Regulation
          O ...........................................................................................................   34
   3.12 Purpose of Loans ..............................................................................................   34
   3.13 Environmental Matters .........................................................................................   35
   3.14 No Material Misstatements .....................................................................................   36
   3.15 Condition of and Title to Properties ..........................................................................   36
   3.16 Intellectual Property .........................................................................................   36
   3.17 No Burdensome Restrictions ....................................................................................   37
   3.18 Security Interests ............................................................................................   37

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
   3.19 Solvency ......................................................................................................   37
   3.20 No Other Indebtedness .........................................................................................   37
   3.21 Insurance .....................................................................................................   37
   3.22 Subsidiaries ..................................................................................................   38
   3.23 Business; Fictitious Names ....................................................................................   38
   3.24 Compliance with Laws ..........................................................................................   38
   3.25 Labor Matters; Payment of Wages ...............................................................................   38
   3.26 Fiscal Year ...................................................................................................   38
   3.27 Authorizations ................................................................................................   38
SECTION 4. CONDITIONS PRECEDENT .......................................................................................   39
   4.1 Conditions to Initial Extension of Credit ......................................................................   39
   4.2 Conditions to Each Loan ........................................................................................   42
SECTION 5. AFFIRMATIVE COVENANTS ......................................................................................   42
   5.1 Financial Statements ...........................................................................................   42
   5.2 Certificates; Other Information ................................................................................   43
   5.3 Payment of Obligations .........................................................................................   44
   5.4 Conduct of Business and Maintenance of Existence ...............................................................   44
   5.5 Maintenance of Insurance; Property .............................................................................   44
   5.6 Inspection of Property; Books and Records; Discussions .........................................................   45
   5.7 Notices ........................................................................................................   45
   5.8 Environmental Laws .............................................................................................   46
   5.9 Management Changes .............................................................................................   47
   5.10 Maintenance of Intellectual Property, Permits, Etc. ...........................................................   47
   5.11 Plans and Benefit Arrangements ................................................................................   47
   5.12 Further Assurances; Power of Attorney .........................................................................   47
   5.13 Pledge of Property ............................................................................................   48
   5.14 Covenants Regarding Formation of Subsidiaries and Acquisitions ................................................   48
   5.15 Bank Accounts .................................................................................................   48
   5.16 Foreign Subsidiaries ..........................................................................................   48
SECTION 6. NEGATIVE COVENANTS .........................................................................................   49
   6.1 Financial Condition Covenants. .................................................................................   49
   6.2 Limitation on Liens ............................................................................................   49
   6.3 Limitation on Indebtedness .....................................................................................   49
   6.4 Subsidiaries, Partnerships and Joint Ventures ..................................................................   50
   6.5 Dividends and Distributions ....................................................................................   50
   6.6 Liquidations, Mergers, Consolidations, Acquisitions, Etc. ......................................................   50
   6.7 Dispositions of Assets .........................................................................................   51
   6.8 Loans and Other Advances .......................................................................................   51
   6.9 Investments ....................................................................................................   51
   6.10 Use of Proceeds ...............................................................................................   51
   6.11 Change of Business ............................................................................................   52
   6.12 Transactions with Affiliates ..................................................................................   52
   6.13 Sale and Leaseback ............................................................................................   52
   6.14 Limitation on Contingent Obligations ..........................................................................   52
   6.15 Limitation on Optional Payments and Modifications of Subordinated Debt ........................................   52
   6.16 Limitation on Negative Pledge Clauses .........................................................................   52

   6.17 Fiscal Year ...................................................................................................   52
   6.18 Changes in Organizational Documents ...........................................................................   53
SECTION 7. EVENTS OF DEFAULT ..........................................................................................   53
   7.1 Events of Default ..............................................................................................   53
SECTION 8. MISCELLANEOUS ..............................................................................................   56
   8.1 Amendments and Waivers .........................................................................................   56
   8.2 Notices ........................................................................................................   56
   8.3 No Waiver, Cumulative Remedies .................................................................................   56
   8.4 Survival of Representations and Warranties .....................................................................   57
   8.5 Payment of Expenses and Taxes ..................................................................................   57
   8.6 Assignments; Participations ....................................................................................   58
   8.7 Set-off ........................................................................................................   58
   8.8 Counterparts ...................................................................................................   58
   8.9 Severability ...................................................................................................   59
   8.10 Integration ...................................................................................................   59
   8.11 GOVERNING LAW .................................................................................................   59
   8.12 Submission To Jurisdiction; Waivers ...........................................................................   59
   8.13 Acknowledgments ...............................................................................................   60
   8.14 WAIVERS OF JURY TRIAL .........................................................................................   60

SCHEDULES

SCHEDULE 1.1-A   Permitted Investments
SCHEDULE 1.1-B   Existing Liens
SCHEDULE 3.2     Material Adverse Change
SCHEDULE 3.6     Litigation
SCHEDULE 3.7     Defaults
SCHEDULE 3.13    Environmental Matters
SCHEDULE 3.15    List of Real Property
SCHEDULE 3.16    Intellectual Property
SCHEDULE 3.18    List of Filing Locations
SCHEDULE 3.20    Permitted Indebtedness
SCHEDULE 3.21    List of Insurance
SCHEDULE 3.22    Subsidiaries
SCHEDULE 3.23    Description of Business
SCHEDULE 3.27(a) Authorizations
SCHEDULE 3.27(b) Investigations
SCHEDULE 6.12    Transactions with Affiliates

EXHIBITS

EXHIBIT A Form of Revolving Credit Note
EXHIBIT B Form of Pledge Agreement
EXHIBIT C Form of Security Agreement
EXHIBIT D Form of Compliance Certificate
EXHIBIT E Form of Borrowing Base Certificate
EXHIBIT F Form of Notice of Borrowing

                                CREDIT AGREEMENT

         CREDIT AGREEMENT, dated as of February 18, 2003, between ENVIRONMENTAL TECTONICS CORPORATION (the "Borrower"), and PNC BANK, NATIONAL ASSOCIATION (the "Bank").

                              W I T N E S S E T H:

         WHEREAS, the Borrower has requested that the Bank make available to it
(i) a secured revolving credit facility in the initial maximum aggregate principal amount of $12,000,000 to be used for the working capital requirements and general purposes of the Borrower and providing sublimits for the issuance of standby and trade letters of credit, (ii) a cash collateralized line of credit in the aggregate amount of $2,800,000 for the issuance of standby and trade letters of credit, and (iii) a standby letter of credit of up to $5,025,410 to secure outstanding variable rate revenue bonds issued by the Borrower, and the Bank has agreed to do so, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and with the intent to be legally bound hereby, the parties hereto agree as follows:

                                        SECTION 1. DEFINITIONS

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Additional Subordinated Debt/Equity": additional Subordinated Debt and/or preferred equity investment in the aggregate principal amount of $10,000,000 incurred by the Borrower in favor of H.F. Lenfest on or before the date of this Agreement.

         "Affiliate": as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and any member, partner, director, officer or employee of any such Person. For purposes of this definition, "control" shall mean the power, directly or indirectly, either to (a) vote 10% or more of the Capital Stock of such Person, (b) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (c) direct or in effect cause the direction of the management and policies of such Person whether by contract or otherwise.

         "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

         "Annual EBIDTA": as of the last day of any Fiscal Quarter, the Borrower's EBIDTA for the most recently completed four consecutive Fiscal Quarters, determined on a Consolidated basis in accordance with GAAP. For purposes of calculating Annual EBIDTA with respect to any Permitted Acquisition occurring after the Closing Date, it shall be assumed that such acquisition occurred on the first day of the period for which Annual EBIDTA is being calculated.

         "Applicable Margin": on any date, for a Base Rate Loan .75%, or for a Eurodollar Loan 3.25%

         "Application": as defined in subsection 2.3(b).

         "Available Bond Letter of Credit Amount": at the time of determination, the $5,025,410 (as such term is defined in the Bond Letter of Credit).

         "Available Revolving Credit Commitment": at any particular time, an amount equal to the excess, if any, of the lesser of (a) Revolving Credit Commitment at such time and (b) the Borrowing Base at such time over the aggregate unpaid principal amount of the Revolving Credit Loans and the face amount of the Revolving Credit Letters of Credit outstanding at such time.

         "Bank": PNC Bank, National Association and each bank or other financial institution which becomes a party hereto pursuant to Section 8.6, and their respective successors and assigns.

         "Base Rate": for any day, a rate per annum equal to the Prime Rate in effect on such day. Any change in the Base Rate due to a change in the Prime Rate shall be effective on the effective date of such change in the Prime Rate.

         "Base Rate Loan": any Loan bearing interest at a rate determined by reference to the Base Rate.

         "Bond Letter of Credit": that certain Letter of Credit issued by the Bank pursuant to the Reimbursement Agreement to support the Bonds, as the same may be modified and amended from time to time.

         "Bonds": the Borrower's $5,470,000 Taxable Variable Rate Demand/Fixed Rate Revenue Bonds, Series of 2000.

         "Borrower": as defined in the Preamble to this Agreement.

         "Borrowing Base": the sum of (i) 80% of Eligible Receivables plus (ii) the lesser of (A) 50% of Eligible Inventory and (B) $2,000,000, plus (iii) the lesser of (A) 50% of Eligible Costs and Earnings and (B) $4,000,000, provided, however, that for purposes of determining the Borrowing Base, the Existing Centrifuge shall be included therein as Eligible Costs and Earnings at 50% of its actual cost plus profit if it is subject to a binding agreement of sale and is carried as "costs in excess of billings" on the books of the Borrower or, during the period commencing on the Closing Date and ending six months thereafter, (x) as Eligible Inventory at 25% of its actual cost if it is not subject to a binding agreement of sale or letter of intent for sale or (y) as Eligible Inventory at 50% of its actual cost if it is subject to a binding agreement of sale or letter of intent for sale and is carried as "inventory" on the books of the Borrower, less (iv) any Permitted Overadvance, all as set forth in the most recent Borrowing Base Certificate delivered to the Bank.

         "Borrowing Base Certificate": as defined in subsection 5.2(c).

         "Borrowing Date": any Business Day on which a Loan is to be made or a Letter of Credit is to be issued at the request of the Borrower under this Agreement.

         "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required by law to close; provided, however, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London Interbank Market.

         "Capital Expenditure": any expenditure which would be classified as a capital expenditure in accordance with GAAP.

         "Capital Lease": a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

         "Capital Lease Obligations": at any time, the amount of the obligations of a Person under Capital Leases which would be shown at such time as a liability on a Consolidated balance sheet of such Person prepared in accordance with GAAP.

         "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all partnerships interests in a partnership (general or limited), any and all equivalent ownership interests in a Person (other than a corporation or partnership) and any and all warrants or options to purchase any of the foregoing.

         "Cash Collateral Account": a deposit account maintained by the Borrower with the Bank which shall be pledged to and under control of the Bank as security for the Obligations.

         "Cash Collateralized Letters of Credit": as defined in subsection
2.1(e).

         "Cash Collateralized Letters of Credit Commitment": the Commitment of the Bank to issue Cash Collateralized Letters of Credit for the account of the Borrower and on behalf of the Borrower or its Subsidiaries pursuant to subsection 2.1(e) in an aggregate Dollar amount not to exceed at any one time outstanding Two Million Eight Hundred Thousand Dollars ($2,800,000).

         "Cash Collateralized Letters of Credit Commitment Period": the period from and including the Closing Date to but not including the Cash Collateralized Letters of Credit Termination Date, or such earlier date on which the Cash Collateralized Letters of Credit Commitment shall terminate as provided herein.

         "Cash Collateralized Letters of Credit Obligations": at any time, an amount equal to the sum of (a) 100% of the maximum amount available to be drawn under all Cash Collateralized Letters of Credit outstanding at such time (determined without regard to whether any conditions to drawing could be met at such time) and (b) the aggregate amount of drawings under Cash Collateralized Letters of Credit which have not then been reimbursed pursuant to subsection 2.1(e).

         "Cash Collateralized Letters of Credit Termination Date": the earlier of (a) February 19, 2004, or such later date to which the Borrower and the Bank have agreed in writing, and (b) the date the Cash Collateralized Letters of Credit Commitment is terminated as provided herein.

         "Change of Control": an event or series of events by which (a) any "person" or "group" (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under such Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire without condition, other than passage of time, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% or, if such person is H.F. Lenfest, 40% of the total voting power of the then outstanding Voting Stock of the Borrower, or (b) from and after the date hereof, individuals who on the date hereof constitute the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors on the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

         "Closing Date": the first date on which all of the conditions precedent set forth in Section 4.1 have been satisfied or waived by the Bank and the initial Loans are made and/or Letters of Credit issued.

         "Code": the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral": collectively, all of the property (whether real, personal or mixed, and whether tangible or intangible), rights, titles and interests subject to the Security Interest in favor of the Bank pursuant to this Agreement or any of the Security Documents.

         "Commitments": the collective reference to the Revolving Credit Commitment and the Cash Collateralized Letter of Credit Commitment.

         "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

         "Compliance Certificate": a certificate substantially in the form of Exhibit D hereto which has been executed by a Responsible Officer of the Borrower and delivered to the Bank.

         "Consolidated" or "consolidated": with reference to any term defined herein, that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

         "Consolidated Tangible Net Worth": as of any date of determination, (a) the aggregate amount of all assets of the Borrower and its Subsidiaries on a consolidated basis at such date as may be properly classified as such in accordance with GAAP, excluding such other assets as are properly classified as intangible assets under GAAP, minus (b) the aggregate amount of all liabilities (including any portion of any Subordinated Debt constituting original issue discount in respect of the issuance by the Borrower of warrants) of the Borrower and its Subsidiaries and minority interests in the Borrower or any of its Subsidiaries on a consolidated basis at such date, as may be properly classified as such in accordance with GAAP.

         "Contamination": the uncontained presence of Materials of Environmental Concern at any real property of the Borrower or any of its Subsidiaries, whether owned or leased, which may require clean-up or remediation under any Environmental Laws.

         "Contingent Obligation": as to any Person, without duplication, any guarantee of payment or performance by such Person of any Indebtedness or other obligation of any other Person, or any agreement to provide financial assurance with respect to the financial condition, or the payment of the obligations of, such other Person (including, without limitation, purchase or repurchase agreements, reimbursement agreements with respect to letters of credit or acceptances, indemnity arrangements, grants of security interests to support the obligations of another Person, keep well agreements and take-or-pay or through-put arrangements) which has the effect of assuring or holding harmless any third Person against loss with respect to one or more obligations owed to such third Person; provided, however, the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation of any Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (b) the maximum amount for which such contingently liable Person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such contingently liable Person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such contingently liable Person's maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

         "Contractual Obligation": as to any Person, any provision of any security issued by or operating agreement or organizational or formation documents of such Person or any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Debt Service": for any period, scheduled cash payments of principal and interest on the Borrower's Indebtedness (including Capital Leases), all determined on a Consolidated basis for such period.

         "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition precedent therein set forth, has been satisfied.

         "Dollars" and "$": dollars in lawful currency of the United States of America.

         "EBIDTA": as of the last day of any Fiscal Quarter, Net Income of the Borrower plus depreciation, amortization, other non-cash charges, in each case to the extent deducted from earnings in determining such Net Income plus Interest Expense and income tax expense, each to the extent deducted from earnings in determining such Net Income minus the amount of non-cash credits included in determining such Net Income, all of the above to be determined for such Fiscal Quarter in accordance with GAAP on a Consolidated basis; provided, however, that, in the above calculations there also shall be excluded from Net Income (a) any addition for non-operating gains during such period (including, without limitation, extraordinary or unusual gains, gains from discontinuance of operations or gains arising from the sale of capital assets) and (b) any subtraction for non-operating losses during such period (including, without limitation, extraordinary or unusual losses, losses from the discontinuance of operations or losses arising from the sale of capital assets).

         "Eligible Costs and Earnings": all eligible costs and estimated earnings in excess of billings (net of any billings in excess of cost and estimated earnings) in respect of the Borrower's or any Guarantor's long-term contracts less any uncollectable or doubtful amounts for counterclaims, liquidated damages or other similar claims or offsets, all as determined by the Borrower in accordance with its usual and customary practices and set forth as such on its financial statements from time to time.

         "Eligible Inventory": the sum of the lesser of cost or market value of all of the Borrower's inventory (as that term is defined in the UCC) (but excluding work- in-progress) except (1) inventory which is "slow- moving" or "obsolete" (being defined as not readily saleable in a bona fide arm's length transaction), (2) inventory, the title to which is not absolute or is subject to any existing assignment or encumbrance, (3) inventory located outside of the United States or on premises other than those owned or leased by the Borrower,
(4) inventory located on leased premises, unless a landlord's waiver satisfactory in form and substance to the Bank shall have been delivered to the Bank for such premises and (5) those items of inventory which are, based on the results of a Bank audit, hereafter specified individually or categorically by the Bank as unacceptable in the Bank's reasonable judgment.

         "Eligible Receivables": the sum of all of the Borrower's accounts (as that term is defined in the UCC) which are promptly invoiced upon shipment and which are outstanding from time to time, except those accounts which (1) are not fully paid as of a date more than 90 days past the date of invoice, (2) are due from an affiliate, subsidiary, officer or employee, (3) are due from the United States or any agency or department thereof unless the Borrower has assigned its right of payment of such account to the Bank pursuant to the applicable provisions of the Assignment of Claims Act of 1940, as amended, so that the Bank has a perfected security interest and right to receive such receivables under such Act, (4) are not assignable or in which a security interest may not be fully perfected by filing UCC financing statements against the Borrower except to the extent the Borrower has complied with the provisions of clause (3) above,
(5) are for merchandise not accepted by the account debtor or for sales not consummated with an account debtor or are (but only to the extent) for service charges for overdue payments, (6) are assigned by the account creditor a dating after the actual date of the account, (7) are due from foreign account debtors (other than those located in Canada) unless such account is backed by an irrevocable letter of credit or credit insurance acceptable to the Bank or guaranteed by the Export-Import Bank of the United States on terms and conditions acceptable to the Bank, (8) are subject to a prior assignment or encumbrance, (9) are (but only to the extent) subject to a claim of reduction, counterclaim, set-off, recoupment, chargeback or any claim for credits, deposits, retainage, allowances or adjustments by an account debtor (except for customary discounts allowed for prompt payment), (10) arise out of a contract with or order from an account debtor that by its terms forbids or makes the assignment of that account to the Bank void or unenforceable, (11) with respect to or in payment of such accounts, the Borrower has received a note, trade acceptance, draft or other instrument or chattel paper, unless the Borrower immediately notifies the Bank and endorses or assigns and delivers the same to the Bank, (12) are payable by an account debtor who has filed for or taken such action (or who has suffered such actions against it) for termination of existence, insolvency, the appointment of a receiver for any part of its property, an assignment for the benefit of creditors, the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws, (13) have been partially paid by the account debtor; (14) are from any customer if fifty percent (50%) or more of the accounts from such customer are not deemed Eligible Receivables hereunder; or
(15) are, based on the results of a Bank audit, hereafter specified individually or categorically by the Bank as unacceptable in the Bank's reasonable judgment.

         "Environmental Claim": any claim, suit, notice, order, demand or other written communication made by any Person with respect to the Borrower or any of its properties, whether owned or leased, that: (a) asserts a violation of an Environmental Law; (b) asserts a liability under an Environmental Law; (c) orders an investigation, corrective action, remediation or other response under an Environmental Law; (d) demands information under an Environmental Law; (e) alleges personal injury or property damage resulting from Materials of Environmental Concern or (f) alleges that there is or may be Contamination.

         "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or binding requirements of any Governmental Authority, or binding Requirement of Law, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time hereafter be in effect.

         "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

         "Eurodollar Base Rate": with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the rate determined by the Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates of interest per annum for Dollars set forth on Telerate display page 3750 or such other display page on the Telerate System as may replace such page to evidence the average of rates quoted by banks designated by the British Bankers' Association (or appropriate successor, or if the British Bankers' Association or its successor ceases to provide such quotes, a comparable replacement determined by the Bank) for an amount approximately equal in principal amount to the principal amount of such Eurodollar Loan for a maturity equal to the applicable Interest Period.

         "Eurodollar Loan": any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

         "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                              --------------------
                    1.00 - Eurocurrency Reserve Requirements

         "Event of Default": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "Existing Centrifuge": the existing centrifuge constructed at and located on the Borrower's real property located in Southampton, Pennsylvania.

         "Existing Financing Agreements": that certain Revolving Credit Agreement dated as of March 27, 1999, between the Borrower and First Union National Bank (now known as Wachovia Bank, National Association) as heretofore amended, supplemented or otherwise modified.

         "Facility Fee": that certain fee payable to the Bank as described in subsection 2.5(a).

         "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it.

         "Fees": those certain fees payable to the Bank as described in Section 2.5.

         "Financial Projections": as defined in subsection 3.1(d).

         "Fiscal Quarter": during each Fiscal Year of the Borrower, each approximately three- month fiscal period beginning respectively on the day immediately following the last day of the prior Fiscal Year and on the corresponding day of the third, sixth and ninth month thereafter and ending on the three-month anniversary of each such date, except in the case of the fourth Fiscal Quarter which ends on the last day of such Fiscal Year.

         "Fiscal Year": each annual fiscal period of the Borrower beginning on the day after the last Friday in February.

         "Fixed Asset Availability": the sum of 80% of the orderly liquidation value of the Borrower's existing equipment plus 75% of the current fair market value of the property and plant of the Borrower each as established prior to the date hereof based on appraisals thereof prepared by one or more appraisers acceptable to the Bank.

         "Fixed Charges": as of the last day of each Fiscal Quarter, the sum (without duplication) of the Borrower's (a) Debt Service (including payments under Capital Leases) for the immediately preceding period of four consecutive Fiscal Quarters, (b) income taxes paid in cash in the immediately preceding period of four consecutive Fiscal Quarters and (c) cash dividends paid on the immediately preceding period of four consecutive Fiscal Quarters, all determined on a Consolidated basis in accordance with GAAP.

         "Foreign Lender": any lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

         "GAAP": at any time with respect to the determination of the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation, generally accepted accounting principles as in effect on the date of, or at the end of the period covered by, the financial statements from which such asset, liability, item of income, or item of expense, is derived, or, in the case of any such computation, as in effect on the date when such computation is required to be determined; provided, however, that in the event of any change in GAAP which would affect the calculation of the Borrower's compliance with any of the covenants contained in
Section 6.1, either favorably or unfavorably, the Bank and the Borrower will make appropriate adjustments to such covenants.

         "Governmental Approval": any filing, recording and registration by, and any order, consent, authorization, license, validation, approval and permit, including but not limited to any License, issued to or required to be obtained by, the Borrower in connection with the ownership, construction, erection, installation, operation and maintenance of the Borrower's properties, and the conduct of the present and proposed business of the Borrower.

         "Governmental Act": any act or omission, whether rightful or wrongful, of any present or future Governmental Authority.

         "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Guarantor": each of Entertainment Technology Corporation, a Pennsylvania corporation, ETC Delaware, Inc., a Delaware corporation, and any other Subsidiary of the Borrower which hereafter joins in the Guaranty, and their respective successors and permitted assigns.

         "Guaranty": that certain Guaranty from the Guarantors to the Bank, dated as of the date hereof, as the same may be amended, supplemented or modified from time to time.

         "Indebtedness": of any Person at any date means (without duplication):

                  (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices),

                  (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument,

                  (c) all Capital Lease Obligations of such Person,

                  (d) all obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person,

                  (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof,

                  (f) all obligations of such Person with respect to Interest Hedge Agreements (calculated on a basis satisfactory to the Bank and in accordance with accepted practice), and

                  (g) withdrawal liabilities of such Person or any Commonly Controlled Entity under a Plan.

         "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

         "Insolvent": pertaining to a condition of Insolvency.

         "Intellectual Property": as defined in Section 3.16.

         "Interest Expense": as of the last day of each Fiscal Quarter, the amount of cash interest expense incurred by the Borrower for the most recently completed four consecutive Fiscal Quarters determined on a Consolidated basis in accordance with GAAP.

         "Interest Hedge Agreement": any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate insurance or any other similar agreement which is not speculative in nature with all extensions, renewals, amendments, substitutions and replacements to and any of the foregoing, documentation of all of which shall conform to International Swap Dealers Association Inc. standards.

         "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each month while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

         "Interest Period": with respect to any Eurodollar Loan:

                  (a) initially the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in their Notice of Borrowing or notice of conversion, given with respect thereto; and

                  (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Bank not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, the foregoing provisions relating to Interest Periods are subject to the following:

                  (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

                  (ii) with respect to Eurodollar Loans, an Interest Period that would extend beyond the Termination Date shall end on the Termination Date; and

                  (iii) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

         "Letter of Credit Coverage Requirement": with respect to each Letter of Credit at any time, 102% of the maximum amount available to be drawn thereunder at such time (determined without regard to whether any conditions to drawing could be met at such time).

         "Letter of Credit Fees": as defined in subsection 2.5(d).

         "Letters of Credit": the collective reference to Revolving Credit Letters of Credit and Cash Collateralized Letters of Credit.

         "License": any license, permit, consent, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by, or any filing or registration with, any Governmental Authority or third Person necessary for the Borrower to own, build, maintain, or operate its business or Property.

         "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

         "Liquidity": at a particular date shall mean an amount equal to the sum of the Borrower's unrestricted cash and the Available Revolving Credit Commitment.

         "Loan Account": as defined in Section 2.18.

         "Loan Documents": this Agreement, the Revolving Credit Note, the Guaranty, the Reimbursement Agreement, the Security Documents, any Letters of Credit, the Bond Letter of Credit and any Interest Hedge Agreement entered into with the Bank.

         "Loans": the collective reference to the Revolving Credit Loans.

         "Material Adverse Change": any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Borrower to duly and punctually pay or perform its obligations under the Loan Documents, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Bank to enforce its legal remedies pursuant to this Agreement and the other Loan Documents.

         "Material Adverse Effect": an effect that results in or causes or has a reasonable likelihood of resulting in or causing a Material Adverse Change.

         "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and ureaformaldehyde insulation.

         "Moody's": Moody's Investors Services, Inc.

         "Mortgage": the Open-End Mortgage and Security Agreement of even date herewith, encumbering and granting a mortgage lien in favor of the Bank on the Borrower's real property at 125 James Way, Southampton, Pennsylvania, as the same may be amended, supplemented or otherwise modified from time to time.

         "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "Net Income": for any fiscal period, the net income (or loss) after income taxes (if any) of the Borrower for such period determined on a Consolidated basis in accordance with GAAP.

         "Notice of Borrowing": with respect to a Loan of any Type or a Letter of Credit, a notice from the Borrower in respect of such Loan or Letter of Credit, containing the information in respect of such Loan or Letter of Credit and delivered to the Bank, in the manner and by the time specified pursuant to the terms hereof. A form of the Notice of Borrowing is attached hereto as Exhibit F.

         "Obligations": collectively, (a) all unpaid principal of and accrued and unpaid interest (including, without limitation, any interest accruing subsequent to the commencement of a bankruptcy, insolvency or similar proceeding with respect to the Borrower, whether or not such interest constitutes an allowed claim in such proceeding) on the Loans, (b) all accrued and unpaid Fees,
(c) any other amounts due hereunder or under any of the other Loan Documents, including all Reimbursement Obligations and reimbursement obligations in respect of the Bond Letter of Credit, indemnities, Fees, costs, expenses, prepayment premiums, break-funding costs and other obligations of the Borrower to the Bank or any indemnified party hereunder and thereunder, (d) any obligations owed by the Borrower to the Bank or to any Affiliate of the Bank pursuant to an Interest Hedge Agreement or any other financing arrangement provided by the Bank, and (e) all reasonable out-of-pocket costs and expenses incurred by the Bank in connection with this Agreement and the other Loan Documents, including but not limited to the reasonable fees and expenses of the Bank's counsel, which the Borrower is responsible to pay pursuant to the terms of this Agreement and the other Loan Documents.

         "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

         "Permitted Acquisition": as defined in Section 6.6.

         "Permitted Indebtedness": as defined in Section 3.20.

         "Permitted Investments":

                  (a) debt securities having a maturity of not more than one year issued or guaranteed by the United States government or by an agency or instrumentality thereof;

                  (b) commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Borrower either (i) is accorded a rating of A-2 or P-2 or better by S&P or Moody's respectively or (ii) is issued by a Qualified Lender;

                  (c) money market mutual funds made available by the Bank or its Affiliate; and

                  (d) Investments listed on Schedule 1.1-B hereof.

         "Permitted Lien": any of the following:

                  (a) the Security Interests and any other Liens in favor of the Bank;

                  (b) Liens for taxes, assessments, governmental charges or levies on the Borrower's properties if such taxes, assessments, governmental charges or levies (i) are not at the time due and payable or if they can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which the Borrower has created reserves in accordance with GAAP and (ii) are not pursuant to any Environmental Law;

                  (c) Pledges or deposits to secure payment of workers' compensation obligations, unemployment insurance, deposits or indemnities to secure public or statutory obligations or for similar purposes;

                  (d) Liens arising out of judgments or awards against the Borrower with respect to which enforcement has been stayed or bonded against to the satisfaction of the Bank and the Borrower at the time shall currently be prosecuting an appeal or proceeding for review in good faith by appropriate proceedings diligently conducted and with respect to which the Borrower has created reserves in accordance with GAAP or are fully covered by insurance (less any commercially reasonable deductible) and the applicable insurance carrier has acknowledged such full coverage in writing; provided, however, that at no time may the aggregate Dollar amount of such judgment liens for the Borrower exceed $100,000;

                  (e) Mechanics', carriers, workmen's, repairmen's, landlord's and other similar statutory liens incurred in the ordinary course of the Borrower's business, so long as the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings being diligently conducted and as to which the Borrower has created reserves in accordance with GAAP;

                  (f) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, performance bonds and other obligations of a like nature;

                  (g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower;

                  (h) Liens securing indebtedness incurred to finance the acquisition of fixed or capital assets, the principal amount of which shall not exceed $250,000 in the aggregate;

                  (i) Liens for the benefit of the Export-Import Bank of the United States granted in connection with its guarantee of Borrower's accounts;

                  (j) minor liens which in the aggregate are not substantial in amount, do not materially detract from the value or transferability of the property or assets subject thereto or interfere with the present use thereof and have not arisen other than in the ordinary course of business; and

                  (k) Liens existing on the Closing Date and listed on
         Schedule 1.1-A. "Permitted Overadvance": the difference, if a positive number, between (a) the sum of the Available Bond Letter of Credit Amount plus the amount of any unreimbursed draws under the Bond Letter of Credit and (b) the Fixed Asset Availability.

         "Person": an individual, partnership, corporation or a division thereof, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "Pledge Agreement": the Pledge Agreement or Pledge Agreements, each substantially in the form of Exhibit B hereto, pursuant to which the Bank is granted a Lien on the issued and outstanding shares of Capital Stock in the Guarantor, as the same may be amended, supplemented or otherwise modified from time to time.

         "Prime Rate": the rate of interest per annum publicly announced from time to time by the Bank as its prime rate in effect at its principal office in Philadelphia, Pennsylvania; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. This rate of interest is determined from time to time by the Bank as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers of the Bank.

         "Properties": the collective reference to the facilities and properties owned, leased or operated by the Borrower.

         "Qualified Lender": the Bank, or any other bank or trust company organized under the laws of the United States of America or any state thereof, having either (a) capital, surplus and undivided profits aggregating at least $250,000,000 or (b) total assets in excess of $500,000,000 and whose long-term certificates of deposit are rated "AA" or better by S&P or "Aa" or better by Moody's.

         "Regulations T, U and X": Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. part 220 et seq., 12 C.F.R. Part 221 et seq. and 12 C.F.R. Part 224 et seq., respectively), as such regulations are now in effect and as may hereafter be amended.

         "Reimbursement Agreement": that certain Reimbursement and Security Agreement between the Bank and the Borrower pursuant to the terms of which the Bond Letter of Credit will be issued and secured.

         "Reimbursement Obligation": the obligation of the Borrower to reimburse the Bank pursuant to subsections 2.1(d) and (e) for amounts drawn under Letters of Credit.

         "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

         "Reportable Event": any of the events set forth in Section 4043(c)(1),
(2), (4), (5), (6), (10) and (13) of ERISA.

         "Requirement of Law": as to any Person, the Certificate of Incorporation, ByLaws, partnership agreement or other organizational or governing documents of such Person, and any law, statute, treaty, rule, regulation or ordinance or determination, order, writ, injunction, decree, judgment, guideline, directive or decision of an arbitrator or a court or other Governmental Authority, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Responsible Officer": with respect to any Person, the chief executive officer, chief financial officer, President or general partner of such Person. Unless otherwise qualified, all references to a "Responsible Officer" in this Agreement shall refer to a Responsible Officer of the Borrower.

         "Revolving Credit Commitment": the Commitment of the Bank to make Revolving Credit Loans to and/or issue Revolving Credit Letters of Credit on behalf of the Borrower pursuant to subsection 2.1(a) in an aggregate Dollar amount not to exceed at any one time outstanding Twelve Million Dollars ($12,000,000), as such amount may be decreased from time to time in accordance with the provisions of this Agreement.

         "Revolving Credit Commitment Fee": that certain fee payable to the Bank on the Available Revolving Credit Commitment as described in subsection 2.5(b).

         "Revolving Credit Commitment Period": the period from and including the Closing Date to but not including the Revolving Credit Termination Date, or such earlier date on which the Revolving Credit Commitment shall terminate as provided herein.

         "Revolving Credit Letters of Credit": as defined in subsection 2.1(d).

         "Revolving Credit Loans": as defined in subsection 2.1(a).

         "Revolving Credit Note": as defined in Section 2.2.

         "Revolving Credit Termination Date": the earlier of (a) February 17, 2006 or such later date to which the Borrower and the Bank have agreed in writing and (b) the date the Revolving Credit Commitment is terminated as provided herein.

         "S&P": Standard & Poor's Rating Group, a division of The McGraw-Hill Corporation.

         "Security": "security" as defined in Section 2(1) of the Securities Act of 1933, as amended.

         "Security Agreement": the Security Agreement in the form of Exhibit C attached hereto, as the same may be amended, supplemented or otherwise modified from time to time.

         "Security Documents": any and all of (a) the Security Agreement, (b) the Pledge Agreement, (c) the Mortgage, (d) the Guaranty and (e) all additional documents and instruments entered into from time to time for the purpose of securing the Obligations, as the foregoing may be amended, supplemented or otherwise modified from time to time.

         "Security Interest": all Liens in favor of the Bank created hereunder or under any of the Loan Documents to secure the Obligations.

         "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

         "Subordinated Debt": Indebtedness of the Borrower subordinated in right of payment to the Obligations, the terms of which Indebtedness (including the subordination provisions) are satisfactory to the Bank in its sole but reasonable discretion.

         "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only be reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

         "Taxes": as defined in Section 2.13.

         "Total Funded Debt": as of the last day of a Fiscal Quarter, all of the Borrower's outstanding obligations for borrowed money at such date, including without limitation, the Obligations hereunder in respect of Loans and Revolving Credit Letters of Credit (but not in respect of the Bond Letter of Credit or Cash Collateralized Letters of Credit), the Bonds and all Subordinated Debt (including any portion of any Subordinated Debt constituting original issue discount in respect of the issuance by the Borrower of warrants), determined on a Consolidated basis in accordance with GAAP.

         "Tranche": the collective reference to (a) Eurodollar Loans whose Interest Periods begin on the same date and end on the same later date (whether or not such Loans originally were made on the same day) and (b) Base Rate Loans.

         "Type": when used in respect of any Loan, shall refer to the Rate by reference to which interest on such Loan is determined. For purposes hereof, "Rate" shall include the Eurodollar Rate and the Base Rate.

         "UCC": as defined in the Security Agreement

         "Wholly-Owned Subsidiary": at any time, the Subsidiary one hundred percent (100%) of all of the equity Securities (except directors' qualifying shares) and voting Securities of which are owned by the Borrower at such time.

         1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the same defined meanings when used in the Note, the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

             (b) As used herein and in the Note and the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

             (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

             (d) The meanings given to terms defined in this Agreement shall be equally applicable to both the singular and plural forms of such terms.

                        SECTION 2. LOANS AND COMMITMENTS

         2.1 Commitments. (a) Subject to the terms and conditions hereof, the Bank agrees to make revolving credit loans (the "Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Available Revolving Credit Commitment; provided that, no Revolving Credit Loan shall be made if, after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, the Borrower would not be in compliance with any of the applicable financial ratios set forth in Section 6.1. The Revolving Credit Commitment may be reduced or terminated from time to time pursuant to Section 2.9. Within the foregoing limits, the Borrower may during the Revolving Credit Commitment Period borrow, repay and reborrow under the Revolving Credit Commitment, subject to and in accordance with the terms and limitations hereof.

             (b) The Revolving Credit Loans may from time to time be
(i) Eurodollar Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Bank in accordance with Sections
2.3 and 2.16; provided that, no Revolving Credit Loan shall be made as a Eurodollar Loan after the date that is one month prior to the Revolving Credit Termination Date or if a Default shall exist and be continuing at the time of the making of such Loan.

             (c) Each Revolving Credit Loan shall be made in accordance with the procedures set forth in subsection 2.3.

             (d) Subject to the terms and conditions hereof, the Bank shall during the Revolving Credit Commitment Period issue or cause the issuance of letters of credit ("Revolving Credit Letters of Credit") on behalf of the Borrower; provided, however, that the Bank will not be required to issue or cause to be issued any Revolving Credit Letter of Credit which expires later than the Revolving Credit Termination Date or to the extent that the face amount of such Revolving Credit Letters of Credit would exceed the Available Revolving Credit Commitment; provided further, that the Bank shall not be required to issue any Revolving Credit Letter of Credit if, after giving effect to such issuance, the Borrower would not be in compliance with any of the applicable financial ratios set forth in Section 6.1. The maximum amount of outstanding Revolving Credit Letters of Credit shall not exceed $7,500,000 at any time; the maximum amount of outstanding Revolving Credit Letters of Credit which are standby letters of credit shall not exceed $5,000,000 at any time; and the maximum amount of outstanding Revolving Credit Letters of Credit which are trade letters of credit shall not exceed $2,500,000 at any time. The Borrower shall be required to reimburse the Bank any amounts paid by the Bank pursuant to drawings on Revolving Credit Letters of Credit. All payments by the Bank of drawings on Revolving Credit Letters of Credit shall be deemed to be Revolving Credit Loans and shall bear interest at the applicable Base Rate until repaid in full.

             (e) Subject to the terms and conditions hereof, the Bank shall during the Cash Collateralized Letter of Credit Commitment Period issue or cause the issuance of letters of credit which shall be fully collateralized by cash collateral deposited by the Borrower in the Cash Collateral Account prior to such issuance ("Cash Collateralized Letters of Credit") on behalf of the Borrower; provided, however, that the Bank will not be required to issue or cause to be issued any Cash Collateralized Letter of Credit which expires later than the Revolving Credit Termination Date or to the extent that, after giving effect to such issuance, the face amount of all outstanding Cash Collateralized Letter of Credit Obligations would exceed either (i) the Cash Collateralized Letters of Credit Commitment or (ii) the amount then held by the Bank in the Cash Collateral Account. The Borrower shall be required to reimburse the Bank any amounts paid by the Bank pursuant to drawings on Cash Collateralized Letters of Credit. If any such amount is not otherwise reimbursed by the Borrower on the date of such drawing, the Bank may debit a like amount from the Cash Collateral Account and apply it to such Reimbursement Obligation. The Borrower shall at all times maintain deposits in the Cash Collateral Account in an amount equal to or greater than the Cash Collateralized Letters of Credit Obligations. The Bank will invest such cash collateral (less applicable reserves) in such short-term money- market investments as to which the Bank and the Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. Following the occurrence of a Default or Event of Default the Borrower may not withdraw amounts credited to the Cash Collateral Account except upon payment and performance in full of all Obligations, expiration or surrender of all Letters of Credit and the Bond Letter of Credit and termination of this Agreement.

             (f) Subject to the terms and conditions hereof and of the Reimbursement Agreement, the Bank shall issue the Bond Letter of Credit in an amount not to exceed $5,025,410. The Borrower shall reimburse the Bank for any amounts paid by the Bank pursuant to drawings on the Bond Letter of Credit as provided in, and the Bond Letter of Credit shall otherwise be governed by and subject to, the Reimbursement Agreement.

         2.2 Note The Revolving Credit Loans shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A hereto (the "Revolving Credit Note"). The Bank is hereby authorized to record the date, Type and amount of each Revolving Credit Loan, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of the Revolving Credit Note, provided that the failure of the Bank to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Revolving Credit Note.

         2.3 Procedure for Revolving Credit Loans; Issuance of Letters of Credit. (a) The Borrower may borrow under the Revolving Credit Commitment during the Revolving Credit Commitment Period on any Business Day. The Borrower shall give the Bank irrevocable notice (which notice must be received by the Bank prior to 12:00 noon, Philadelphia time, three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, or prior to 10:00 a.m., Philadelphia time, on the requested Borrowing Date if all of the requested Revolving Credit Loans are to be initially Base Rate Loans), specifying in the Notice of Borrowing (a) the amount to be borrowed, (b) the requested Borrowing Date, (c) whether the borrowing is to be of Eurodollar Loans, Base Rate Loans or a combination thereof and (d) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount and the length of the initial Interest Period(s) therefor. Each borrowing under the Revolving Credit Commitment shall be in an amount equal to $100,000 or increments of $100,000 in excess thereof (or, if the aggregate Available Revolving Credit Commitment at such time is less than $100,000, such lesser amount).

             (b) Borrower may request the Bank to issue or cause the issuance of a Letter of Credit under either of the Commitments by delivering to the Bank, a Letter of Credit Application (the "Application") in the form provided by the Bank and completed to its reasonable satisfaction; and, such other certificates, documents and other papers and information as the Bank may reasonably request. Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date less than two years after such Letter of Credit's date of issuance and in no event later than the Revolving Credit Termination Date (except that a Letter of Credit may provide for automatic annual renewals in the absence of notice from the Bank that it will not be renewed). Each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication No. 500 or International Standby Practices, International Chamber of Commerce Publication No. 590, or such other law as the Borrower and the Bank agree shall apply, and any amendments or revision thereof adhered to by the Bank and, to the extent not inconsistent therewith, the laws of the Commonwealth of Pennsylvania.

         2.4 Requirements for Issuance of Letters of Credit. (a) In connection with the issuance of any Letter of Credit, Borrower shall indemnify, save and hold the Bank harmless from any loss, cost, expense or liability, including, without limitation, payments made by the Bank and expenses and reasonable attorneys' fees incurred by the Bank arising out of, or in connection with, any Letter of Credit to be issued or created for the Borrower. The Borrower shall be bound by the Bank's reasonable regulations and good faith interpretations of any Letter of Credit issued or created for the Borrower, although this interpretation may be different from its own; and, neither the Bank nor any of its correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following the Borrower's instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit, except for the Bank's or any such correspondent's gross negligence, bad faith or willful misconduct.

             (b) The Borrower shall authorize and direct the Bank to name the Borrower as the "Applicant" or "Account Party" of each Letter of Credit.

             (c) In connection with all Letters of Credit issued or caused to be issued or created by the Bank under this Agreement, the Borrower hereby appoints the Bank, or its designee, as its attorney, with full power and authority (i) to sign and/or endorse the Borrower's name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign the Borrower's name on bills of lading; (iii) to clear inventory through the United States of America Customs Department ("Customs") in the name of the Borrower or the Bank or its designee, and to sign and deliver to Customs officials powers of attorney in the name of the Borrower for such purpose; and (iv) to complete in the Borrower's name any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

             (d) The Borrower and the Bank agree that the Bank shall not be responsible for, and the Borrower's Reimbursement Obligations shall be absolute, unconditional and irrevocable under all circumstances, and shall not be affected by, among other things (1) the form, validity, enforceability, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraud ulent or forged (even if the Bank shall have been notified thereof), (2) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (3) any claim of the Borrower against any beneficiary of such Letter of Credit, or any such transferee, (4) any dispute between the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, (5) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, (6) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, (7) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof,
(8) errors in interpretation of technical terms, (9) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit, (10) any act or omission (including the honor of a presentation failing to comply with the terms of such Letter of Credit or the failure to honor a presentation complying with the terms of such Letter of Credit as a result of Governmental Acts or otherwise) by the Bank in connection with a Letter of Credit, (11) any consequences arising from causes beyond the control of the Bank, including any Governmental Acts, (12) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Bank or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower and the beneficiary for which any Letter of Credit was procured), (13) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower, (14) any breach of this Agreement or any other Loan Document by the Borrower, (15) the occurrence or continuance of an insolvency proceeding with respect to the Borrower, (16) the fact that the Revolving Credit Termination Date shall have passed or this Agreement or either of the Commitments hereunder shall have been terminated, and
(17) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, and none of the above shall affect or impair, or prevent the vesting of, any of the Bank's rights or powers hereunder, provided, in each case, that a court of competent jurisdiction has not finally determined that the reliance by the Bank on any of such documents, instruments or acts, or any such action by or omission of the Bank, constituted gross negligence or willful misconduct of the Bank.

         Without limiting the generality of the foregoing, the Bank (i) may rely on any oral or other communication believed in good faith by the Bank to have been authorized or given by or on behalf of the Borrower, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of relevant Letter of Credit, (iii) shall not be liable to the Borrower for any consequential, punitive or special damages, or for any damages resulting from any change in the value of any property relating to a Letter of Credit, (iv) may honor a previously dishonored presentation under a Letter of Credit to settle or compromise any claim of wrongful dishonor and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Bank, (v) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being separately delivered), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit, and (vi) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located.

         2.5 Fees. (a) The Borrower agrees to pay to the Bank on the Closing Date, as consideration for the Bank's commitment to make the Revolving Credit Loans and to issue Revolving Credit Letters of Credit and the Bond Letter of Credit, a nonrefundable facility fee (the "Facility Fee") equal to $170,254.10 less any portion of the $25,000 deposit fee previously paid to the Bank which has not been applied to pay the expenses of the Bank in connection herewith.

             (b) The Borrower agrees to pay to the Bank, on the first day of each month during the Revolving Credit Commitment Period and on the date on which the Revolving Credit Commitment shall be permanently terminated as provided herein, a commitment fee (the "Revolving Credit Commitment Fee") at a rate per annum equal to 0.50% of the average daily amount of the Available Revolving Credit Commitment during the preceding month (or shorter period commencing with the date hereof or ending with the Revolving Credit Termination Date or the date on which the Revolving Credit Commitment shall be terminated). The Revolving Credit Commitment Fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Revolving Credit Commitment Fee shall commence to accrue on the date hereof and shall cease to accrue on the Revolving Credit Termination Date.

             (c) The foregoing fees shall be paid on the dates due, in immediately available funds, to the Bank. Once paid, none of the foregoing fees shall be refundable under any circumstances.

             (d) Borrower shall pay to the Bank, (x) fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by 1.75% per annum, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each Fiscal Quarter and on the Revolving Credit Termination Date and (y) any and all fees and expenses as agreed upon by the Bank and the Borrower in connection with any Letter of Credit, including, without limitation, in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder (all of the foregoing fees, the "Letter of Credit Fees"). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Bank's prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

         2.6 Interest Rates and Payment Dates. (a) Subject to the provisions of subsection 2.7, each Base Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Base Rate plus the Applicable Margin applicable to Base Rate Loans.

             (b) Subject to the provisions of subsection 2.7, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin applicable to Eurodollar Loans.

             (c) Interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to such Loan; provided that, (i) interest accruing on overdue amounts shall be payable on demand as provided in subsection
2.7 and (ii) as set forth in subsection 2.9, accrued and unpaid interest on the Loans shall be payable on the Revolving Credit Termination Date.

             (d) As soon as practicable the Bank shall notify the Borrower of
(i) each determination of a Eurodollar Rate and (ii) the effective date and the amount of each change in the interest rate on a Eurodollar Loan or Base Rate Loan. Each determination of an interest rate by the Bank pursuant to any provision of this Agreement (including this subsection 2.6 and subsection 2.7) shall be conclusive and binding on the Borrower in the absence of manifest error. At the request of the Borrower, the Bank shall deliver to the Borrower a statement showing the quotations used by it in determining any interest rate pursuant to subsections 2.6(a) and (b).

         2.7 Default Interest. Upon the occurrence of and during the continuance of an Event of Default, (i) the outstanding principal amount of all Obligations other than Eurodollar Loans shall bear interest from the date of such occurrence at a rate per annum which is equal to three percent (3%) in excess of the sum of the Base Rate plus the Applicable Margin in effect at such time for Base Rate Loans and (ii) Eurodollar Rate Loans shall bear interest at a rate per annum which is equal to three percent (3%) in excess of the Eurodollar Rate plus the Applicable Margin in effect at such time for Eurodollar Loans. The Borrower acknowledges that such increased interest rate reflects, among other things, the fact that such Loans, Letters of Credit or other amounts have become a substantially greater risk given their default status and that the Bank is entitled to additional compensation for such risk. Notwithstanding anything in this Agreement to the contrary, upon the occurrence and during the continuance of a Default or an Event of Default, all Eurodollar Loans shall be converted to Base Rate Loans upon the expiration of any Interest Period.

         2.8 Inability to Determine Interest Rate. In the event, and on each occasion, that prior to the first day of the commencement of any Interest Period for a Eurodollar Loan, the Bank shall have determined (which determination shall be conclusive and binding upon the Borrower) that dollar deposits in the principal amount of such Eurodollar Loan are not generally available in the London Interbank Market, or that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Bank of making or maintaining the principal amount of such Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Eurodollar Rate, the Bank shall, as soon as practicable thereafter, give written, telegraphic or telephonic notice of such determination to the Borrower. After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request for a Eurodollar Loan or for conversion to or maintenance of a Eurodollar Loan pursuant to the terms of this Agreement shall be deemed to be a request for a Base Rate Loan. Each determination by the Bank hereunder shall be conclusive absent error in calculation.

         2.9 Termination and Reduction of Commitments; Mandatory Prepayments.

             (a) Termination at Maturity. The Revolving Credit Commitment shall be automatically terminated on the Revolving Credit Termination Date and the Cash Collateralized Letters of Credit Commitment shall be automatically terminated on the Cash Collateralized Letters of Credit Commitment Termination Date. The entire outstanding principal balance of the Revolving Credit Loans and all Reimbursement Obligations, plus all accrued and unpaid interest thereon, and any Fees or other amounts owed under the Loan Documents, shall be due and payable on the Revolving Credit Termination Date.

             (b) Voluntary Reductions of Commitments. Upon at least five Business Days' prior irrevocable written (including telecopy) notice to the Bank, the Borrower may from time to time voluntarily permanently reduce or terminate the Revolving Credit Commitment or the Cash Collateralized Letter of Credit Commitment, provided, however, in the event the Commitments are terminated in whole and the Obligations are prepaid in full prior to the last day of the Revolving Credit Termination Date (the date of such prepayment hereinafter referred to as the "Early Termination Date"), the Borrower shall pay to the Bank an early termination fee in an amount equal to (x) 2% of the sum of the aggregate amount of the Commitments and the Available Bond Letter of Credit Amount in effect prior such termination if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, and (y) 1% of the sum of the aggregate amount of the Commitments and the Available Bond Letter of Credit Amount in effect prior such termination if the Early Termination Date occurs on or after the first anniversary of the Closing Date to and including the date immediately preceding the second anniversary of the Closing Date. Each voluntary reduction shall be in a minimum amount of $500,000 or in integral multiples of $100,000 in excess thereof.

             (c) Effect of Reductions. The portion of the Commitments so terminated pursuant to subsection 2.9(b) shall no longer be available for borrowing or the issuance of Letters of Credit and, as of the effective date of any such reduction, any Revolving Credit Commitment Fee shall no longer be payable on the portion so terminated. Simultaneously with each voluntary permanent reduction of the Revolving Credit Commitment, the Borrower shall make a payment on the outstanding Revolving Credit Loans equal to the excess, if any, of the aggregate principal amount of the outstanding Revolving Credit Loans and the face amount of Revolving Credit Letters of Credit outstanding at such time over the Revolving Credit Commitment, as so reduced. Notice of a reduction, once given, shall be irrevocable. Except as otherwise provided in subsection 2.9(b), all such reductions shall be without penalty or premium (except for amounts owing pursuant to Section 2.14, if any).

             (d) Mandatory Prepayments. If at any time the aggregate principal amount of the outstanding Revolving Credit Loans and the face amount of Revolving Credit Letters of Credit outstanding at such time exceeds the lesser of the Revolving Credit Commitment and the Borrowing Base at such time, the Borrower shall make a payment on the outstanding Revolving Credit Loans equal to the amount of such excess.

             (e) Application of Reductions and Prepayments. All prepayments made pursuant to subsections 2.9(c) or (d) shall be applied to repay Base Rate Loans or Eurodollar Loans, at the Borrower's option, provided that the Borrower shall deliver written notice of such election prior to or simultaneously with such prepayment. If no election is made by the Borrower, then all such voluntary prepayments shall be applied by the Bank to first repay Base Rate Loans, and any excess shall be applied to repay Eurodollar Loans, with payments applied to Eurodollar Loans being applied in order of next maturing Interest Periods. All such mandatory and voluntary prepayments shall be accompanied by all accrued and unpaid interest thereon, all amounts due pursuant to subsection 2.9(b) or
Section 2.14, if any, and, in the case of a permanent reduction of the Revolving Credit Commitment to zero, any accrued and unpaid Commitment Fees.

        2.10 Optional Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay the Loans, in whole or in part, without premium or penalty (but in any event subject to Section 2.14), upon prior written, telecopy or telephonic notice to the Bank given, in the case of Base Rate Loans, no later than 10:00 a.m., Philadelphia time, on the date of any proposed prepayment, and, in the case of Eurodollar Loans, no later than 10:00 a.m., Philadelphia time, three Business Days before any such proposed prepayment. In each case the notice shall specify the date and amount of each such prepayment, whether the prepayment is of Base Rate Loans, Eurodollar Loans, or a combination thereof, and, if a combination thereof, the amount allocable to each; provided, however, that each such partial prepayment shall be in the principal amount of at least $100,000 or in multiples of $100,000 in excess thereof.

             (b) Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay the amount specified in such notice.

        2.11 Illegality. Notwithstanding any other provision herein, if any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for the Bank to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of the Bank hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (b) the Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the scheduled last day of the then current Interest Period with respect thereto, the Borrower shall pay to the Bank such amounts, if any, as may be required pursuant to subsection 2.14. The Bank shall endeavor to provide notice to the Borrower of such change in any Requirement of Law or interpretation or application when the Bank becomes aware of such change.

        2.12 Requirements of Law. (a) In the event that any change in any Requirement of Law or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                 (i) shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, the Revolving Credit Note, any Eurodollar Loan or any Letter of Credit, or change the basis of taxation of payments to the Bank in respect thereof (except for taxes covered by subsection 2.13 and changes in the rate of tax on the net income of the Bank);

                 (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans, letters of credit or other extensions of credit by, or any other acquisition of funds by, any office of the Bank which is not otherwise included in the determination of the interest rate or fees on such Eurodollar Loan or Letter of Credit, as the case may be, hereunder; or

                 (iii) shall impose on the Bank any other condition;

and the result of any of the foregoing is to increase the cost to the Bank, by an amount which the Bank deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or maintaining the Commitments hereunder or issuing or maintaining any Letter of Credit hereunder or to reduce any amount receivable hereunder in respect thereof then, in any such case, the Borrower shall as promptly as practicable pay the Bank, upon its demand, any additional amounts necessary to compensate the Bank for such increased cost or reduced amount receivable. If the Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall as promptly as practicable notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by the Bank to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Revolving Credit Note and all other amounts payable hereunder.

             (b) In the event that the Bank shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Bank or any corporation controlling the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on the Bank's or such corporation's capital as a consequence of its obligations hereunder to a level below that which the Bank or such corporation could have achieved but for such change or compliance (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, the Borrower shall pay the Bank, upon its demand, such additional amount or amounts as will compensate the Bank for such reduction. If the Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall as promptly as practicable notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection setting forth the calculation of such amounts in reasonable detail submitted by the Bank to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Revolving Credit Note and all other amounts payable hereunder.

             (c) The Bank agrees that it will use reasonable efforts in order to avoid or to minimize, as the case may be, the payment by the Borrower of any additional amount under subsections 2.12(a) or (b); provided, however, that the Bank shall not be obligated to incur any expense, cost or other amount in connection with utilizing such reasonable efforts.

        2.13 Taxes. (a) All payments made by the Borrower under this Agreement and any Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority excluding (i) net income taxes and franchise or gross receipts taxes imposed on the Bank as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Bank (excluding a connection arising solely from the Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Revolving Credit Note (ii) any taxes which would not be imposed but for the failure of the Bank or a participant to provide properly completed and executed documentation reasonably requested by the Borrower, as would permit the Borrower to make payments without withholding or at a reduced rate, provided that the foregoing shall not apply if the Bank or participant is not legally able or entitled to deliver such documentation, and
(iii) with respect to any Foreign Lender that is an assignee pursuant to Section 8.6, any withholding tax that is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement except to the extent the assignor with respect to such Foreign Lender would have been entitled at the time of assignment to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section
2.13 (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Bank hereunder or under any Note, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Revolving Credit Note. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental taxes, interest or penalties that may become payable by the Bank as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Revolving Credit Note and all other amounts payable hereunder.

             (b) In the event of an assignment pursuant to Section 8.6, any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payment to be made without withholding or at a reduced rate. The Bank and participant shall provide to the Borrower such properly completed and signed United States federal income tax in the form of Internal Revenue Form W-9 (or applicable successor form) in the case of a person that is a "United States person" within the meaning of Section 7701(a)(3) of the Code or an Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY (or applicable successor form) in the case of a person that is not a "United States person" within the meaning of
Section 7701(a)(30) of the Code) as may be reasonably requested by the Borrower, so that the Borrower may make payments of principal and interest on any Loan without United States federal back- up withholding.

             (c) If the Bank determines, in its sole discretion, that it has received a refund of other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid by the Borrower under this Section 2.13 with respect to the Taxes giving rise so such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that the Borrower, upon the request of the Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Bank in the event the Lender is required to repay such refund to such governmental authority. This Section shall not be construed to require the Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

        2.14 Indemnity. (a) The Borrower agrees to indemnify the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of (i) default by the Borrower in payment when due of the principal amount of or interest on any Eurodollar Loan, (ii) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (iii) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (iv) the making of a prepayment (whether voluntary, mandatory, as a result of acceleration or otherwise) of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. A certificate as to any amounts that the Bank is entitled to receive under this Section 2.14 submitted by the Bank to the Borrower shall be conclusive in the absence of clearly demonstrable error and all such amounts shall be paid by the Borrower promptly upon demand by the Bank. This covenant shall survive the termination of this Agreement and the payment of the Revolving Credit Note and all other amounts payable hereunder.

             (b) For the purpose of calculation of all amounts payable to the Bank under this Section, the Bank shall be deemed to have actually funded its relevant Eurodollar Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such relevant Eurodollar Loan and having a maturity comparable to the relevant Interest Period; provided, however, that the Bank may fund each of its Eurodollar Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section. This covenant shall survive the termination of this Agreement and the payment of the Revolving Credit Note and all other amounts payable hereunder.

        2.15 Payments. (a) The Borrower shall make each payment (including principal of or interest on any borrowing or any fees or other amounts) hereunder not later than 12:00 (noon), Philadelphia time, on the date when due in Dollars to the Bank at its office set forth in Section 8.2, in immediately available funds. Such payments shall be made without set off or counterclaim of any kind.

             (b) Whenever any payment (including principal of or interest on any borrowing or any Fees or other amounts) hereunder (other than payments on Eurodollar Loans) shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day.

             (c) In the event that any payment of principal, interest, Fees, expenses or other amounts due to the Bank under any of the Loan Documents is not paid when due, the Bank is hereby authorized to effect such payment by debiting any demand deposit account of the Borrower now or in the future maintained with the Bank. This right of debiting accounts of the Borrower is in addition to any right of setoff accorded the Bank hereunder or by operation of law.

        2.16 Conversion and Continuation Options. The Borrower shall have the right at any time upon prior irrevocable notice to the Bank (i) not later than 12:00 noon, Philadelphia time, three Business Days prior to conversion, to convert any Eurodollar Loan to a Base Rate Loan, (ii) not later than 12:00 noon, Philadelphia time, three Business Days prior to conversion or continuation, to convert any Base Rate Loan into a Eurodollar Loan or to continue any Eurodollar Loan as a Eurodollar Loan for any additional Interest Period and (iii) not later than 12:00 noon, Philadelphia time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Loan to another permissible Interest Period, subject in each case to the following:

             (a) a Eurodollar Loan may not be converted at a time other than the last day of the Interest Period applicable thereto;

             (b) any portion of a Loan maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Loan;

             (c) no Eurodollar Loan may be continued as such and no Base Rate Loan may be converted to a Eurodollar Loan when any Default has occurred and is continuing;

             (d) any portion of a Eurodollar Loan that cannot be converted into or continued as a Eurodollar Loan by reason of subsections 2.16(b) or 2.16(c) automatically shall be converted at the end of the Interest Period in effect for such Loan to a Base Rate Loan; and

             (e) if the Borrower has failed to give notice of conversion or continuation within the time periods set forth in this subsection or if such conversion or continuation is not permitted pursuant to this Section 2.16, such Loans shall be converted to Base Rate Loans on the last day of such then expiring Interest Period.

Each request by the Borrower to convert or continue a Loan shall constitute a representation and warranty that no Default shall have occurred and be continuing. Accrued interest on a Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion.

        2.17 Minimum Amounts of Tranches; Maximum Number of Tranches. (a) All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche of Eurodollar Loans shall be equal to $500,000 or in increments of $100,000 in excess thereof.

             (b) The Borrower shall not have outstanding at any one time more than four Tranches in the aggregate including the Base Rate Tranche (to the extent any Base Rate Loans are then outstanding).

        2.18 Loan Account. The Bank shall open and maintain on its books a loan account (the "Loan Account") in the Borrower's name with respect to loans made, Letters of Credit issued and drawings thereunder, repayments, prepayments, the computation and payment of interest, Fees and other amounts due and sums paid to the Bank hereunder and under the Loan Documents. Except in the case of manifest error in computation, such records and any information recorded by the Bank on the Revolving Credit Note shall constitute prima facie evidence of the accuracy of the information so recorded; provided that, the failure of the Bank to make an entry in the Loan Account or on the Revolving Credit Note (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Revolving Credit Note.

        2.19 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower (a) for the Borrower's ongoing capital expenditures, working capital and general purposes in the ordinary course of business, (b) to repay all outstanding Indebtedness under the Existing Financing Agreements and (c) to pay transaction costs in connection with the Loan Documents. The Borrower may not transfer the proceeds of any Loans to, or otherwise directly or indirectly use such funds or the proceeds thereof for the benefit of, any Subsidiary which is not a Guarantor other than the payment of invoices in the ordinary course of business for services rendered or goods sold by such Subsidiary.

                    SECTION 3. REPRESENTATIONS AND WARRANTIES

         To induce the Bank to enter into this Agreement and to make the Loans and to issue Letters of Credit, the Borrower hereby represents and warrants to the Bank that:

         3.1 Financial Condition. (a) Audited Financials. The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at February 22, 2002 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the Fiscal Year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. Neither the Borrower nor any of its consolidated Subsidiaries had, as of February 22, 2002, any material Contingent Obligation, liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any Interest Hedge Agreement, which is not reflected in the foregoing statements or the notes thereto.

             (b) Unaudited Financials. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at November 22, 2002 and the related unaudited consolidated statements of income and of cash flows for the twenty-six (26) week period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to the Bank, are complete and correct and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries at such date, and the consolidated results of their operations and their consolidated cash flows for the twenty-six (26) week period then ended (subject to normal year-end audit adjustments). All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (except (i) as approved by such Responsible Officer and as disclosed therein and (ii) for the exclusion of footnotes required by GAAP). Neither the Borrower nor any of its consolidated Subsidiaries had, as of November 22, 2002, any material Contingent Obligation, or material liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any Interest Hedge Agreement, which has not been disclosed to the Bank in writing by the Borrower.

             (c) No Sales or Acquisitions. During the period from February 22, 2002, to and including the date hereof there has been no sale or other disposition by the Borrower or any of its Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the financial condition of the Borrower at February 22, 2002.

             (d) Financial Projections. The Borrower has delivered to the Bank financial projections of the income statements of the Borrower for each fiscal quarter through February 28, 2004 (the "Financial Projections"). The Financial Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrower's management as of the Closing Date.

         3.2 No Change. Except as set forth on Schedule 3.2, since February 22, 2002, there has been no Material Adverse Change and there has been no development or event nor any prospective development or event which has had or could reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

         3.3 Existence; Compliance with Law. Each of the Borrower and each Guarantor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged,
(c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where such non-qualification would not have a Material Adverse Effect, and (d) is in material compliance with all Requirements of Law.

         3.4 Power; Authorization; Enforceable Obligations. Each of the Borrower and each Guarantor has the power, authority, and legal right, to make, deliver and perform this Agreement, each Application and each other Loan Document to which it is a party (including, with respect to the Borrower, to borrow hereunder). The Borrower has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement, each Application and each other Loan Document to which it is a party. No consent or approval or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person (including shareholders and creditors of the Borrower and each Guarantor) is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, the Revolving Credit Note, each Application or any other Loan Document. This Agreement has been and each Application and other Loan Document to which it is a party will be, duly executed and delivered on behalf of the Borrower. The Guaranty has been duly executed and delivered on behalf of each Guarantor. This Agreement constitutes and each Application and other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, and in the case of the Guaranty, each Guarantor, enforceable against the Borrower and each Guarantor, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). No recording, filing, registration, notice or other similar action is required in order to insure the legality, validity, binding effect or enforceability of this Agreement or the Note or the other documents and instruments executed hereunder as against all persons, other than such filings as may be required under the UCC or in connection with the recording of mortgages in favor of the Bank encumbering real property owned by the Borrower

         3.5 No Legal Bar. The execution, delivery and performance of this Agreement, the Revolving Credit Note, each Application and the other Loan Documents by the Borrower and each Guarantor, the borrowings hereunder, the use of the proceeds thereof and the consummation of the transactions herein or therein contemplated (a) will not violate or materially conflict with any Requirement of Law or Contractual Obligation (including any Licenses) of the Borrower or any Guarantor and (b) will not result in, or require, the creation or imposition of any Lien on any properties or revenues of the Borrower or any Guarantor pursuant to any such Requirement of Law or Contractual Obligation.

         3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against the Borrower or any Guarantor against any of their respective businesses, operations, properties, prospects or financial condition (a) with respect to this Agreement, the Revolving Credit Note, the other Loan Documents or any of the transactions contemplated hereby, or (b) as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, could have a Material Adverse Effect. All pending and, to the Borrower's knowledge, threatened material actions, suits, proceedings and investigations affecting the Borrower or any Guarantor in existence on the Closing Date are set forth on Schedule 3.6.

         3.7 No Default. Except as set forth on Schedule 3.7, neither the Borrower nor any Guarantor is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

         3.8 Taxes. Each of the Borrower and each Guarantor has filed or caused to be filed all tax returns which are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves, if any, in conformity with GAAP have been provided on the books of the Borrower); no tax Lien has been filed against the Borrower or any Guarantor, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charges.

         3.9 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U or for any purpose which violates the provisions of Regulation U or any other Regulations of the Board of Governors of the Federal Reserve System. If requested by the Bank, the Borrower will furnish to the Bank a statement to the foregoing effect in conformity with the requirements of FR Form U- l referred to in said Regulation U. No part of the proceeds of the Loans hereunder will be used for any purpose which violates, or which is inconsistent with, the provisions of either of Regulations T and X.

        3.10 ERISA. Each Plan (such representations in respect of any Multiemployer Plan being made to the best knowledge of the Borrower) has complied in all material respects with the applicable provisions of ERISA and the Code. No "prohibited transaction" or "accumulated funding deficiency" (each as defined in subsection 7.1(j)) or Reportable Event has occurred with respect to any Single Employer Plan. The present value of all accrued benefits under each Single Employer Plan of which the Borrower or a Commonly Controlled Entity is a sponsor (based on those assumptions used to fund the Plans), as calculated by the Borrower's actuaries, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of the Plans allocable to such benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan and neither the Borrower nor any Commonly Controlled Entity would become subject under ERISA to any liability if the Borrower or any such Commonly Controlled Entity were to withdraw completely from any Multiemployer Plan as of the valuation date most closely preceding the date this representation is made or deemed made. Such Multiemployer Plans are neither in Reorganization as defined in Section 4241 of ERISA nor Insolvent as defined in Section 4245 of ERISA. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower and each Commonly Controlled Entity for post-retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits. Neither the Borrower nor any Commonly Controlled Entity has any or has received notice of any liability under the Coal Industry Retiree Health Benefit Act of 1992. Neither a Reportable Event nor an "accumulated funding deficiency" (as defined in Subsection 7.1(j)) has occurred during the five-year period to the date on which this representation is made or deemed made with respect to any Single Employer Plan or Multiemployer Plan. No termination of a Single Employer Plan has occurred, and no Lien on assets of the Borrower or any Commonly Controlled Entity in favor of the PBGC or a Plan has arisen during such five- year period.

        3.11 Investment Company Act; Public Utility Holding Company Act; Regulation O.

             (a) Neither the Borrower nor any Guarantor is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

             (b) Neither the Borrower nor any Guarantor is subject to regulation as a "holding company", subject to regulation as an "affiliate" of a company", or subject to regulation as a "subsidiary company" of a "holding company", in each case under the Public Utility Holding Company Act of 1935, as amended.

             (c) To the knowledge of the Borrower, no executive officer or principal shareholder of the Borrower is a director, executive officer or principal shareholder of the Bank and no director of any Bank is in control of the Borrower. For the purposes of this Section, the terms "director" (when used with reference to the Bank), "executive officer", "principal shareholder" and "control" of the Bank have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

        3.12 Purpose of Loans. The proceeds of the Loans shall be used by the Borrower only for the purposes permitted under Section 2.19.

        3.13 Environmental Matters. Except as set forth on Schedule 3.13:

             (a) To the best of Borrower's knowledge, the Properties do not contain, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Materials of Environmental Concern in amounts or concentrations that constitute a violation of, or reasonably could give rise to liability under Environmental Laws.

             (b) The Properties and all operations and facilities at the Properties are in compliance, and have in the last five years been in compliance with all Environmental Laws, and to the best of Borrower's knowledge, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower and its Subsidiaries which could interfere with the continued operation of any of the Properties or impair the fair saleable value of any thereof. The Borrower has not assumed any liability of any Person under any Environmental Law.

             (c) The Borrower has not received written notice and is not aware of any claim, violation, alleged violation, non-compliance, investigation or potential liability regarding environmental matters or compliance with Environmental Law with regard to the Properties which has not been satisfactorily resolved, nor is the Borrower aware or does it have reason to believe that any such action is being contemplated, considered or threatened.

             (d) Materials of Environmental Concern have not been generated, treated, stored, transported, disposed of, at, on, from or under any of the Properties, nor have any Materials of Environmental Concern been transferred from the Properties to any other location except in either case in compliance with all applicable Environmental Laws and such that it could not reasonably be expected to give rise to liability of Borrower or its subsidiaries under any applicable Environmental Law.

             (e) There are no governmental, administrative actions or judicial proceedings pending or, to the best of Borrower's knowledge, contemplated or threatened under any Environmental Laws to which the Borrower is or will be named as a party with respect to the Properties, nor to the best of Borrower's knowledge are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial enforcement requirements outstanding under any Environmental Law with respect to any of the Properties.

             (f) To the best of Borrower's knowledge, there has been no release or threat of release of Matters of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower in connection with the Properties or otherwise in connection with the business operated by the Borrower and its Subsidiaries in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability of the Borrower or its subsidiaries under any Environmental Law.

             (g) Each of the representations and warranties set forth in paragraphs 3.13(a) through 3.13(f) is true and correct with respect to each Property.

        3.14 No Material Misstatements. No financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Bank in connection with the negotiation of this Agreement, the Revolving Credit Note, any Application or any other Loan Document contains any misstatement of fact, or omitted or omits to state any fact necessary to make the statements therein not misleading under the circumstances under which they were made or given, where such misstatement or omission would be material with respect to the performance of the Borrower of its obligations hereunder or thereunder. Prior to the date hereof, the Borrower has disclosed to the Bank in writing any and all facts which materially and adversely affect (to the extent the Borrower can as of the date hereof reasonably foresee), the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, and the ability of the Borrower to perform its obligations under this Agreement, the Note, each Application and the other Loan Documents.

        3.15 Condition of and Title to Properties. The real property owned or leased by the Borrower and any Guarantor in the United States as of the Closing Date is described on Schedule 3.15 hereto. Each of the Borrower and each Guarantor has good title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases. Except as described on Schedule 3.15, all leases of property are in full force and effect. No consent under any lease is required in connection with the consummation of the transactions contemplated hereby. Except for financing statements evidencing Permitted Liens, no effective financing statement under the Uniform Commercial Code is in effect in any jurisdiction and no other filing which names the Borrower or any Guarantor as debtor or which covers or purports to cover any of the assets of the Borrower or any Guarantor is currently effective and on file in any state or other jurisdiction, and neither the Borrower nor any Guarantor has signed any such financing statement or filing or any security agreement authorizing any secured party thereunder to file any such financing statement or filing. All of the assets and properties of the Borrower and each Guarantor that are necessary for the operation of their respective businesses are in good working condition and are able to serve the functions for which they are currently being used, except for ordinary wear and tear.

        3.16 Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all material trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the "Intellectual Property"). Except as set forth on
Schedule 3.16, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe the rights of any Person, except for such claims and infringements that, in the aggregate, do not have a Material Adverse Effect. To the best knowledge of the Borrower, except as set forth on Schedule 3.16, no slogan or other advertising, device, product, process, method, substance, part or component or other material now employed, or now contemplated to be employed, by any of the Borrower and its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened. No patent, invention, device, application, and no statute, law, rule, regulation, standard or code involving the Borrower's intellectual property is pending or, to the knowledge of the Borrower, proposed, except where the consequences in the aggregate could not reasonably be expected to have a Material Adverse Effect.

        3.17 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Borrower or any Guarantor could reasonably be expected to have a Material Adverse Effect.

        3.18 Security Interests. (a) At all times after execution and delivery of a Pledge Agreement by the pledgor thereunder and the delivery of the certificates (if any) pledged thereunder, the security interests created for the benefit of the Bank under such Pledge Agreement will constitute valid, perfected security interests in the Capital Stock pledged thereunder, subject to no other Liens.

             (b) At all times after execution and delivery of the Security Documents (other than the Pledge Agreements) by the party or parties thereto and completion of the filings and recordings listed on Schedule 3.18, the security interests created for the benefit of the Bank pursuant to the Security Documents (other than the Pledge Agreements) will constitute valid, perfected security interests in the collateral subject thereto, subject to no other Liens whatsoever, except Permitted Liens.

        3.19 Solvency. The Borrower is, and after giving effect to the receipt and application of the initial Loans hereunder will be, solvent such that: (a) the fair value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of the Borrower) is greater than the total amount of its liabilities, including without limitation, Contingent Obligations, (b) the present fair salable value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of the Borrower) is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, and (c) it is able to realize upon its assets and pay its debts and other liabilities and commitments (including Contingent Obligations) as they mature in the normal course of business. The Borrower (a) does not intend to, nor does it believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (b) is not engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged.

        3.20 No Other Indebtedness. The Borrower does not have any outstanding Indebtedness to any person or entity other than to the Bank hereunder, except for such Indebtedness as is set forth on Schedule 3.20 hereto ("Permitted Indebtedness").

        3.21 Insurance. The Borrower currently maintains insurance which meets or exceeds the requirements of subsection 5.5 and the applicable insurance requirements set forth in the other Loan Documents. Schedule 3.21 hereto lists, as of the Closing Date, all insurance policies and other bonds to which the Borrower is a party, all of which are valid and in full force and effect. No written notice has been given or claim made and the Borrower has no knowledge that any grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby or any replacements thereof. Such policies and bonds or any replacements thereof provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Borrower in accordance with prudent business practice in the industry of the Borrower.

        3.22 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries except for those set forth on Schedule 3.22, each of which was duly formed and is existing under the law of the jurisdiction set forth opposite their names. All of the issued and outstanding shares of Capital Stock of the Subsidiaries are duly and validly authorized and issued and fully paid and nonassessable and are owned by the Borrower, (except for directors qualifying shares). As of the Closing Date, there are no options, warrants or other rights outstanding to purchase any Capital Stock of any of the Subsidiaries, nor are any securities of any of the Subsidiaries convertible into or exchangeable for Capital Stock of the Subsidiaries except as referred to on Schedule 3.22.

        3.23 Business; Fictitious Names. The Borrower is engaged only in the businesses described on Schedule 3.23. Neither the Borrower nor any Guarantor operates or does business under any assumed, trade or fictitious names, except as shown on Schedule 3.23.

        3.24 Compliance with Laws. Each of the Borrower and each Guarantor has duly complied with, and its properties, business operations and leaseholds are in compliance in all material respects with, all Requirements of Law applicable to the Borrower and each Guarantor, its properties and the conduct of its businesses. Neither the Borrower nor any Guarantor has received any notice, not heretofore complied with, from any federal, state or local authority or any insurance or inspection body to the effect that any of its properties, facilities, equipment or business procedures or practices fail to comply with any applicable law, ordinances, regulation, building or zoning law, or any other requirement of any such authority or body.

        3.25 Labor Matters; Payment of Wages. Neither the Borrower nor any Guarantor is a party to any collective bargaining agreement, and there are no strikes, work stoppages, material grievances, disputes or controversies with any union or any other organization of the Borrower's or any Guarantor's employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, except to the extent that such strikes, work stoppages, material grievances, disputes or controversies could not reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any Guarantor has, within the two- year period preceding the Closing Date, taken any action which would have constituted or resulted in a "plant closing" or "mass layoff" within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar Requirement of Law. The procedures by which each of the Borrower and each Guarantor has hired or will hire its employees comply and will comply in all material respects with each collective bargaining agreement to which the Borrower or the Guarantor is a party and any applicable Requirement of Law. Each of the Borrower or the Guarantor is in compliance with the Fair Labor Standards Act, as amended, and has paid all minimum and overtime wages required by law to be paid to its respective employees, except for violations which could not have a Material Adverse Effect.

        3.26 Fiscal Year. The Fiscal Year of the Borrower ends on the last Friday in February.

        3.27 Authorizations. (a) Except as set forth on Schedule 3.27(a), each of the Borrower and each Guarantor possesses all material Governmental Approvals necessary for the operations of its business and is not in material violation thereof. All such Governmental Approvals are in full force and effect, and no event has occurred that permits, or after notice or lapse of time could permit, the revocation, termination or material and adverse modification of any such Governmental Approval.

             (b) Except as set forth on Schedule 3.27(b), neither the Borrower nor any Guarantor has knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any Governmental Authority, or of any other proceedings of or before any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

         All of the foregoing representations and warranties shall survive the execution and delivery of the Note and the making by the Bank of the Loans hereunder and shall continue in full force and effect so long as any indebtedness or obligation of the Borrower to the Bank hereunder or otherwise is outstanding or unperformed or this Agreement remains in effect.

                         SECTION 4. CONDITIONS PRECEDENT

         4.1 Conditions to Initial Extension of Credit. The agreement of the Bank to make the initial Loans and to cause the issuance of Letters of Credit as requested by the Borrower is subject to the satisfaction on the Closing Date of the following conditions precedent:

             (a) Credit Agreement and Note. The Bank shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and (ii) the Revolving Credit Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower.

             (b) Other Loan Documents. (i) The Bank shall have received the following agreements duly executed and delivered by each party (other than the Bank) thereto: (A) the Pledge Agreement(s), together with stock certificates (if any) evidencing all of the Capital Stock pledged thereunder and, if applicable, appropriate instruments of transfer, executed in blank, (B) the other Security Documents and (C) the Guaranty.

                 (ii) Any document (including without limitation financing statements) required to be filed, registered or recorded in order to create, for benefit of the Bank, a perfected, first priority Lien, shall have been properly prepared for filing, registration or recording in each office in each jurisdiction in which such filings, registration and recordation are required to perfect such first priority security interests created by the Security Documents, and the Bank shall be satisfied that all necessary filing, recording and other fees and all taxes and expenses related to such filings, registrations and recordings will be paid in full by the Borrower.

             (c) Proceedings; No Default. The Bank shall have received a certificate of the Secretary or Assistant Secretary of the Borrower and of each Guarantor, as the case may be, certifying (A) that attached thereto is a true and complete copy of the resolutions or consents, in form and substance satisfactory to the Bank, authorizing (i) the execution, delivery and performance of this Agreement, the Revolving Credit Note and the Applications and other Loan Documents to which it is a party, and (ii) the borrowings contemplated hereunder, and that such resolutions or consents attached thereto have not been amended, modified, revoked or rescinded, and (B) as to the incumbency and specimen signature of each officer or member of the Borrower and each Guarantor executing any Loan Document or Application on behalf of the Borrower or such Guarantor; and such certificate and attachments thereto shall be in form and substance satisfactory to the Bank.

             (d) Organizational Documents. The Bank shall have received true and complete copies of the certificate or articles of incorporation and by-laws or other organizational or governing documents of the Borrower and of each Guarantor certified by the Secretary or an Assistant Secretary of the Borrower or such Guarantor, as the case may be, as complete and correct copies as of the Closing Date.

             (e) Fees. The Bank shall have received payment in full of the unpaid portion of the Facility Fee.

             (f) Legal Opinions. The Bank shall have received the executed legal opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP, counsel to the Borrower and each Guarantor, in form and substance satisfactory to the Bank and its counsel.

             (g) UCC Filing and Other Searches. The Bank shall have received the results of (i) Uniform Commercial Code searches made with respect to the Borrower in such jurisdictions as the Bank deems necessary, including without limitation, the states in which filings are required to be made pursuant to subsection 4.1(b)(ii), together with copies of financing statements disclosed by such searches and (ii) such tax and judgment lien searches as the Bank shall reasonably request, and each of the foregoing searches shall disclose no Liens, except for Permitted Liens or, if unpermitted Liens are disclosed, the Bank shall have received satisfactory evidence of the release of such Liens.

             (h) Termination of Existing Financing Agreements and Release of Liens. The Existing Financing Agreements shall have been terminated, all outstanding principal, interest, fees and other amounts due thereunder shall have been paid in full with the first Loan made hereunder, all Liens under the Existing Financing Agreements with respect to property of the Borrower and all credit support therefor shall have been released and satisfactory evidence of the foregoing shall have been delivered to the Bank.

             (i) Insurance. The Bank shall have received Certificates of Insurance with respect to the Borrower's fire, casualty, liability and other insurance covering property and business in accordance with Section 5.5, including lender loss payee endorsements in favor of the Bank as to all Collateral.

             (j) Title Insurance. Receipt by the Bank of a commitment to issue a title insurance policy insuring the priority of the lien of the Mortgage on the property covered thereby issued by a title insurance company acceptable to the Bank and containing only such exceptions as are acceptable to the Bank and including such endorsements as the Bank may require.

             (k) Key-man Insurance. The Bank shall have received evidence of satisfactory to it $2,500,000 full amount of "key- man" life insurance on the life of William F. Mitchell which has been duly assigned to the Bank by the Borrower and, acknowledged by the issuer of such policy of life insurance.

             (l) Good Standing. The Bank shall have received certificates of good standing, subsistence and/or status dated a recent date from the Secretary of State or appropriate taxing or other authorities in the respective jurisdiction of organization of the Borrower and each Guarantor and in each jurisdiction where its ownership, lease, or operation of property or the conduct of its business requires it to be qualified except where the failure to be so qualified would not have a Material Adverse Effect.

             (m) Governmental Approvals. Receipt by the Bank of evidence that any necessary authorizations for the consummation of the transactions contemplated hereby have been obtained.

             (n) Proceeds of Settlement. The Borrower shall have provided the Bank with such evidence as it reasonably requires of the receipt by the Borrower of at least $6,900,000 in proceeds from the settlement of its contract dispute with the United States Navy.

             (o) Closing Certificate. Receipt by the Bank of a certificate, dated as of the Closing Date and executed by the Borrower, stating that, as of the Closing Date and after giving effect to the Loans made and Letters of Credit issued on such date (i) all of the representations and warranties made by the Borrower herein and in the other Loan Documents are true and correct, (ii) no Default or Event of Default exists; no Material Adverse Change has occurred and no circumstances exist which could reasonably be expected to cause a Material Adverse Effect and (iii) on a pro forma basis as set forth on the Compliance Certificate dated as of the Closing Date, all of the financial covenants set forth in Section 6.1 are met, and the Bank's satisfaction with the accuracy and completeness of all of the foregoing.

             (p) Request for Initial Loans and Letters of Credit. Receipt by the Bank of a Notice of Borrowing with respect to the Loans to be made and Letters of Credit to be issued on the Closing Date, with written instructions as to the disbursement of such Loans.

             (q) Bond Letter of Credit. All of the conditions precedent in the Reimbursement Agreement shall have been satisfied prior to the Bank's obligation to execute and deliver the Bond Letter of Credit.

             (r) Initial Borrowing Base Certificate; Liquidity. The Borrower shall have delivered at least three (3) Business Days prior to the Closing Date, and provided the Bank a reasonable opportunity to audit a completed Borrowing Base Certificate as of the end of the immediately preceding month evidencing a Borrowing Base sufficient such, that after giving effect to the initial Loans to be made and the Letters of Credit to be issued on the Closing Date, the Borrower has Liquidity of at least $4,000,000.

             (s) Additional Subordinated Debt. The Bank shall have received evidence satisfactory to it of the issuance by the Borrower of the Additional Subordinated Debt and the receipt by the Borrower of the proceeds thereof together with such subordination agreement in respect thereof as the Bank may have required in connection with the approval of such Additional Subordinated Debt.

         4.2 Conditions to Each Loan. The agreement of the Bank to make any Loan or cause any Letter of Credit to be issued as requested by the Borrower on any date (including, without limitation, the initial Loans and Letters of Credit) is subject to the satisfaction of the following conditions precedent:

             (a) Representations and Warranties. Each of the representations and warranties made by the Borrower herein or under the other Loan Documents or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of such date as if made on and as of such date.

             (b) No Default. The Borrower shall have performed and complied with all agreements and conditions herein required to be performed or complied with by it prior to any Loan being made or Letter of Credit being issued. At the time such Loan is made or as a result of making such Loan or issuing such Letter of Credit, no Default or Event of Default has occurred and is continuing or will be caused by the making of such Loan or issuing such Letter of Credit.

             (c) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Bank, and the Bank shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each request by the Borrower for a Loan or Letter of Credit hereunder shall constitute a representation and warranty by the Borrower as of the date of such Loan or Letter of Credit that the conditions contained in this Section 4.2 have been satisfied.

                        SECTION 5. AFFIRMATIVE COVENANTS

         The Borrower hereby agrees that, so long as the Commitments remain in effect, any Note or Letter of Credit remains outstanding and unpaid, or any other amount is owing to the Bank hereunder or under any other Loan Document, such Borrower shall, and shall cause each Guarantor to:

         5.1 Financial Statements. Furnish to the Bank:

             (a) as soon as available, but in any event not later than 90 days after the close of each Fiscal Year of the Borrower, a copy of the annual audit report for such year for the Borrower and its consolidated Subsidiaries, including therein a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year, and related consolidated statements of income and retained earnings and changes in cash flows of the Borrower and its consolidated Subsidiaries for such Fiscal Year, all in reasonable detail, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with the prior year with such changes thereon as shall be approved by the Borrower's independent certified public accountants, such financial statements to be certified by recognized independent certified public accountants selected by the Borrower and reasonably acceptable to the Bank, without a "going concern" or like qualification or exception or qualification arising out of the scope of the audit; and

             (b) as soon as available, but in any event not later than 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Quarter, and the related unaudited consolidated statements of income and retained earnings and cash flows of the Borrower and its consolidated Subsidiaries all for the period from the beginning of such Fiscal Quarter to the end of such Fiscal Quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the like period of the preceding Fiscal Year; all in reasonable detail, prepared in accordance with GAAP (except for the absence of notes thereto) applied on a basis consistently maintained throughout the period involved and with prior periods and accompanied by a certificate of a Responsible Officer stating that the financial statements fairly present the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of the date and for the periods covered thereby (subject to normal year-end audit adjustments).

         5.2 Certificates; Other Information. Furnish to the Bank:

             (a) concurrently with the delivery of the financial statements referred to in subsection 5.1(a), a certificate of the Borrower's independent certified public accountants reporting on such financial statements and stating that in making the examination necessary for certifying such financial statements no knowledge was obtained of any Default or Event of Default, except as specifically indicated;

             (b) concurrently with the delivery of the financial statements referred to in subsections 5.1(a) and (b), a Compliance Certificate executed by a Responsible Officer showing, among other things, in detail the calculations demonstrating compliance with the financial covenants set forth in Section 6.1;

             (c) within twenty days after the end of each month a duly completed certificate in substantially the form of Exhibit E attached hereto (each, a "Borrowing Base Certificate" for the prior month prepared in accordance with GAAP, accompanied by an aging of the Borrower's accounts receivable and a report on the Borrower's contracts in progress.

             (d) within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to any of its shareholders and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities Exchange Commission or any successor or analogous Governmental Authority;

             (e) within the time limits set forth in Section 6.19, written notice of any amendment to the organizational documents of the Borrower or any Guarantor;

             (f) promptly upon their becoming available to the Borrower any reports including management letters submitted to the Borrower by independent accountants in connection with any annual, interim or special audit;

             (g) within forty- five days after the end of each Fiscal Year of the Borrower, updated Financial Projections for the current Fiscal Year; and

             (h) promptly, such additional financial statements, reports, financial projections and other information as the Bank may from time to time reasonably request.

         5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (including but not limited to all taxes, assessments and governmental charges and levies upon them or upon any of their respective income profits or property prior to the date on which penalties attach thereto), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower; provided that, the foregoing exception shall not apply to, and the Borrower shall pay, any contested liability on or prior to ten (10) days after the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

         5.4 Conduct of Business and Maintenance of Existence. Continue to engage in the businesses described in Schedule 3.23 and businesses directly related thereto and, preserve, renew and keep in full force and effect its existence except as expressly permitted by subsection 6.6(b), and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; comply with all material Contractual Obligations and material Requirements of Law. The Borrower shall maintain in full force and effect all Governmental Approvals and other material agreements which are necessary for its operation as now conducted and in compliance in all material respects with all applicable Requirements of Law.

         5.5 Maintenance of Insurance; Property. (a) (i) Maintain insurance including, but not limited to, business interruption coverage and public liability coverage insurance, with responsible insurance companies reasonably satisfactory to the Bank, in such amounts and against such risks to the Borrower as is prudent for similarly situated companies engaged in similar businesses and as is reasonably satisfactory to the Bank;

                 (ii) Keep its assets insured by insurers on terms and in a manner reasonably acceptable to the Bank against loss or damage by fire, theft, burglary, loss in transit, explosions and other hazards insured against by extended coverage, in amounts which are prudent for the business which it is in and reasonably satisfactory to the Bank, all premiums thereon to be paid by the Borrower; and

                 (iii) Require that each insurance policy provide for at least thirty (30) days' prior written notice to the Bank of any termination of or proposed cancellation or nonrenewal of such policy, and name the Bank as additional insured and loss payee, to the extent of the Obligations.

             (b) Maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, the Borrower will make or cause to be made all appropriate repairs, renewals or replacements thereof.

         5.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and upon reasonable notice permit representatives of the Bank to visit and inspect and audit any of its properties and examine, audit and make abstracts from any of its books and records and such reports and returns as the Borrower may file with any Governmental Authority during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower with the executive officers of the Borrower, and with their independent certified public accountants provide that any such audits by the Bank at the Borrower's expense shall not, prior to the occurrence of an Event of Default, exceed two in any twelve month period.

         5.7 Notices. Promptly give notice to the Bank of:

             (a) the occurrence of any Default or Event of Default;

             (b) any (i) default or event of default under any Contractual Obligation of the Borrower or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could not be reasonably expected to have a Material Adverse Effect;

             (c) any litigation or proceeding affecting the Borrower or any Guarantor in which the amount involved is $150,000 or more and not covered by insurance as reasonably determined by the Borrower's counsel or in which injunctive or similar relief is sought;

             (d) the following events, as soon as possible and in any event within 15 days after the Borrower knows thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, any Lien in favor of PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan, or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan, or (iii) assessment of liability under the Coal Industry Retiree Health Benefit Act of 1992;

             (e) the occurrence or existence of a material default by any party, including the Borrower or any Guarantor, to any material contract to which the Borrower or any Guarantor is a party with an annual payment in excess of $250,000, or the actual or threatened (in writing) termination, revocation or non-renewal of any such material contract;

             (f) (i) any correspondence or notices from any Governmental Authority that regulates the operations of the Borrower or any Guarantor relating to an actual or threatened change or development that could have a Material Adverse Effect on such Borrower, and (ii) any notice of revocation or non-renewal of a License;

             (g) entry of any order, judgment, decree or decision issued by any court, arbitrator or Governmental Authority in any proceeding to which the Borrower or any Guarantor is a party which could not be reasonably expected to have a Material Adverse Effect;

             (h) any Environmental Claim that could result in liability to the Borrower or any Guarantor in an amount exceeding $100,000;

             (i) any notice from a Governmental Authority received by the Borrower or any Guarantor of such Governmental Authority's intention to audit any Federal, state, local or foreign tax return (except for notices of sales, excise, use and property tax audits, which the Borrower shall provide to the Bank upon request) of the Borrower, together with a copy of any such notice as well as any subsequent notice with respect thereto from any such Governmental Authority;

             (j) any lapse, termination, non-renewal or reduction in coverage of any insurance coverage required to be maintained by the Borrower pursuant to any Loan Document;

             (k) any information with respect to and copies of any notices received from any Governmental Authority relating to any order, ruling, law, information or policy that relates to a material breach of or noncompliance with any Requirement of Law, or might result in the payment of money by the Borrower or any Guarantor in an amount of $100,000 or more in the aggregate, or otherwise have a Material Adverse Effect, or result in the loss or suspension of any material License or any material contract; and

             (l) any other event which the Borrower reasonably believes could have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto. Upon the request of the Bank, the Borrower shall send (or cause to be sent) to the Bank copies of all Federal, state, local and foreign tax returns and reports filed by the Borrower in respect of taxes measured by income.

         5.8 Environmental Laws. (a) Comply in all material respects with, and require compliance in all material respects by all tenants and all subtenants, if any, with, all Environmental Laws and obtain and comply in all material respects with and maintain, and require that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws.

             (b) Comply with all lawful and binding orders and directives of all Governmental Authorities respecting Environmental Laws.

             (c) As often as deemed appropriate by the Borrower, inspect all property owned or leased by them and audit operations thereon to maintain material compliance with all Environmental Laws.

             (d) Employ appropriate technology in order to maintain material compliance with all applicable Environmental Laws, including without limitation the replacement or updating, if required, of above- ground or underground storage tanks owned by the Borrower.

             (e) Investigate and remediate any material Contamination, using a reputable environmental remediation firm, and, upon the request of the Bank, inform the Bank in writing from time to time as to the status of any such remediation.

             (f) Defend, indemnify and hold harmless the Bank and its employees, agents, officers, directors, successors and assigns from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to any violation of or noncompliance with or liability under any Environmental Laws, or any orders, requirements or demands of Governmental Authorities related thereto which in each case relate to or arise in connection with the Borrower, any Guarantor, any Property or any activities relating to any other property or business of the Borrower or any Guarantor or the enforcement of any rights provided herein or in the other Loan Documents, including, without limitation, attorneys' and consultants' fees, response costs, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of any of the foregoing enumerated parties. This indemnity shall continue in full force and effect regardless of the termination of this Agreement and the payment of the Revolving Credit Note.

         5.9 Management Changes. Notify the Bank in writing within fifteen (15) days after any change of any of the following officers of the Borrower: chief executive officer, chief financial officer, or president or other similar executive position with similar responsibilities.

        5.10 Maintenance of Intellectual Property, Permits, Etc. Except where the failure to do so could not reasonably be expected to have a Material Ad verse Effect, maintain in full force and effect all Intellectual Property and all licenses, franchises, permits and other authorizations necessary for the ownership and operation of their respective properties and business.

        5.11 Plans and Benefit Arrangements. Comply and cause each Commonly Controlled Entity to comply, with ERISA, the Code and all other applicable Requirements of Law which are applicable to Plans, except where the failure to do so, alone or in conjunction with any other failure, could not reasonably be expected to have a Material Adverse Effect.

        5.12 Further Assurances; Power of Attorney. (a) At any time and from time to time, upon the Bank's reasonable request, make, execute and deliver, and use its best efforts to cause any other Person to make, execute and deliver, to the Bank, and where appropriate cause to be recorded or filed, and from time to time thereafter to be re-recorded and refiled at such time and in such offices and places as shall be deemed desirable by the Bank any and all such further Security Documents, certificates and other documents and instruments as the Bank may reasonably consider necessary or desirable in order to effectuate, complete, perfect, continue or preserve the Obligations and the Liens created to secure the Obligations. The Borrower hereby appoints the Bank, and any of its officers, directors, employees and authorized agents, with full power of substitution, upon any failure by the Borrower, to take or cause to be taken any action described in the preceding sentence and to make, execute, record, file, re-record or refile any and each such Security Document, instrument, certificate and document for and in the name of the Borrower. The power of attorney granted pursuant to this subsection is coupled with an interest and shall be irrevocable until the Revolving Credit Note is paid in full, no other amount is owed to the Bank hereunder or under the other Loan Documents and the Commitment is terminated.

             (b) Without limiting the above, from time to time, at its expense, faithfully preserve and protect the Bank's Lien on and security interest in the Collateral as continuing first priority perfected Liens, subject only to Permitted Liens, and shall do such other acts and things as the Bank in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Security Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

        5.13 Pledge of Property. At any time and from time to time at the written request of the Bank, execute, deliver and, if requested, record and/or file such security agreements, pledge agreements and/or related or similar documents as the Bank shall reasonably request and take such further action as the Bank shall reasonably request, in each case, in order to grant to the Bank a Lien on all real or personal property or leasehold interests owned by the Borrower.

        5.14 Covenants Regarding Formation of Subsidiaries and Acquisitions. At the time of (a) any Permitted Acquisition of a domestic Subsidiary or (b) the formation of any new domestic Subsidiary of the Borrower which is permitted under this Agreement (i) provide to the Bank an executed joinder agreement, in form and substance acceptable to the Bank, pursuant to which such domestic Subsidiary shall become a Guarantor under the Guaranty and a Security Agreement and appropriate financing statements so that all of the assets of such domestic Subsidiary shall be pledged to the Bank, (ii) pledge to the Bank all of the stock, partnership interests or other ownership interests of such domestic Subsidiary or Person which is acquired or formed which are beneficially owned by the Borrower as additional Collateral for the Obligations, to be held by the Bank in accordance with the terms of a Pledge Agreement, and execute and deliver to the Bank all such documentation for such pledge as, in the reasonable opinion of the Bank, is appropriate, (iii) provide a statement of a Responsible Officer that no Default or Event of Default exists or would be caused by the Permitted Acquisition or formation; and (iv) provide all other documentation, including one or more opinions of counsel, reasonably satisfactory to the Bank, which in its reasonable opinion is appropriate with respect to such Permitted Acquisition or the formation of such domestic Subsidiary. Any document, agreement or instrument executed or issued pursuant to this subsection 5.14 shall be a "Loan Document" for purposes of this Agreement.

        5.15 Bank Accounts. Establish and maintain at the Bank the Borrower's primary depository accounts.

        5.16 Foreign Subsidiaries. Within sixty (60) days following the Closing Date execute and deliver such pledge agreement or similar documents as the Bank shall reasonably request in order to grant to the Bank a Lien on 65% of the outstanding shares of Capital Stock of each of the Subsidiaries of the Borrower which are not formed under the laws of the United States or any state therein; provided, however that neither the Borrower nor the Guarantor shall be required to take any action otherwise required to comply with the requirements of this
Section 5.16 that is in violation of the laws of the jurisdiction under which such Subsidiary was formed.

                          SECTION 6. NEGATIVE COVENANTS

         The Borrower hereby agrees that, so long as the Commitments remain in effect, the Revolving Credit Note remains outstanding and unpaid, or any other amount is owing to the Bank hereunder or under any other Loan Document, Borrower shall not, and shall not permit any Guarantor to, directly or indirectly:

         6.1 Financial Condition Covenants.

             (a) Leverage Ratio. As of the last day of each Fiscal Quarter during the periods set forth below, permit the ratio of Total Funded Debt to Annual EBIDTA to exceed the ratio set forth below opposite such period as of the last day of each such Fiscal Quarter:

--------------------------------------------------------------------------------
             Last Day of Fiscal                          Ratio of Total
           Quarter During Period                  Indebtedness to Annual EBIDTA
                                                         Not to Exceed:
--------------------------------------------------------------------------------
   Closing Date through February 28, 2003         4.5 :                    1.00
--------------------------------------------------------------------------------
   March 1, 2003 through February 29, 2004        4.0 :                    1.00
--------------------------------------------------------------------------------
   March 1, 2004 and thereafter                   3.5 :                    1.00
--------------------------------------------------------------------------------

             (b) Fixed Charge Coverage Ratio. For each Fiscal Quarter, permit the ratio of (i) the sum of Annual EBIDTA minus Capital Expenditures minus capitalized software development costs to (ii) Fixed Charges to be less than
1.25 to 1.00, as of the last day of each such Fiscal Quarter.


             (c) Maintenance of Tangible Net Worth. Permit Consolidated Tangible Net Worth on any day to be less than (i) $17,500,000 plus (ii) an amount equal to 75% of the consolidated net income (if positive) of the Borrower and its Subsidiaries for each Fiscal Quarter commencing with the Fiscal Quarter ending August 23, 2003, calculated on a cumulative basis plus (iii) 100% of the net proceeds from the issuance after the date hereof of Capital Stock of the Borrower or any Subsidiary thereof, other than to the Borrower or any Subsidiary thereof.

             (d) Net Losses. Incur any net operating losses determined in accordance with GAAP on a Consolidated basis for any Fiscal Year.

         6.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for Permitted Liens.

         6.3 Limitation on Indebtedness. Create, incur, assume or suffer or permit to exist any Indebtedness except:

             (a) Indebtedness in respect of the Loans, the Letters of Credit, the Revolving Credit Note and the other Obligations;

             (b) the Additional Subordinated Debt;

             (c) Indebtedness between the Borrower and any Guarantor or between Guarantors incurred in the ordinary course of business other than for money borrowed; and

             (d) Indebtedness secured by mortgages, pledges, liens, security interests or other encumbrances permitted by Section 6.2 hereof

             (e) Permitted Indebtedness shown on Schedule 3.20; and

             (f) Current trade accounts payable and other liabilities and accruals incurred in the ordinary course of business.

         6.4 Subsidiaries, Partnerships and Joint Ventures. Own or create directly or indirectly any Subsidiaries, or become or agree to become a general or limited partner in any other general or limited partnership or a joint venturer in any joint venture unless (a) such entity is a Wholly-Owned Subsidiary that promptly upon its formation or acquisition becomes a Guarantor,
(b) the provisions of subsection 5.14 are complied with, (c) no Default or Event of Default exists at the time of or would be caused by such formation or acquisition.

         6.5 Dividends and Distributions. Except as is specifically authorized in any Subordination Agreement, declare or pay any dividends or return any capital to any of its stockholders or authorize or make any distribution, payment or delivery of property or cash to its stockholders (other than compensation for services rendered), or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its stock now or hereafter outstanding or set aside any funds for any of the foregoing purposes, except that (i) any Subsidiary may declare and pay dividends to the Borrower, and (ii) Subsidiaries not formed under the laws of the United States or any State may declare and pay dividends to their shareholders other than the Borrower and any other Subsidiaries, in an aggregate amount not exceeding $25,000 per year.

         6.6 Liquidations, Mergers, Consolidations, Acquisitions, Etc. Dissolve, liquidate or wind up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets, or any Capital Stock or other equity or ownership interest of, any other Person, except that

             (a) the Borrower may acquire by purchase, lease or otherwise all or substantially all of the assets of, or all of the Capital Stock or other equity or ownership interests of, any other Person; provided that (i) such acquisition must be related to the Borrower's existing business, and (ii) the Bank shall have consented to the consummation of such transaction in writing, which consent shall not be unreasonably withheld or delayed. Each acquisition permitted pursuant to this clause (a) shall be deemed to be a "Permitted Acquisition"; and

             (b) the Borrower may merge with any Subsidiary provided that the Borrower is the survivor of any such merger.

         6.7 Dispositions of Assets. Sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its Properties or assets, whether tangible or intangible, except for the following:

             (a) any sale, transfer or lease in the ordinary course of business of assets which are no longer necessary or required in the conduct of the Borrower's or any Guarantor's business;

             (b) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased by the Borrower or any Guarantor, which substitute assets are acquired within one year before or after such sale and are pledged to the Bank on terms reasonably acceptable to the Bank;

             (c) any sale or transfer of Intellectual Property between or among the Borrower and the Guarantors;

             (d) sales of inventory in the ordinary course of business; and

             (e) other sales of assets by the Borrower or any Guarantor in any one Fiscal Year, the aggregate net proceeds of which are not more than $250,000.

         6.8 Loans and Other Advances. Make loans, payments or other advances of funds to any Person, except for (a) extensions of trade credit in the ordinary course of business to customers, (b) dividends permitted pursuant to Section 6.5, (c) advances for expenses made to the Borrower's or any Guarantor's employees in reasonable amounts and in the ordinary course of business, and (d) loans, payments or other advances between any Guarantor and the Borrower or between Guarantors incurred in the ordinary course of business.

         6.9 Investments. Purchase, acquire or own any stock, bonds, notes, or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to, any other Person, or become a joint venture partner in any joint venture, or repurchase any of its Capital Stock, or agree, become or remain liable to do any of the foregoing, except for:

         (a) investments in Subsidiaries as of the date hereof;

         (b) investments in Subsidiaries in an amount not to exceed an amount equal to the amount of equity contributed to the capital of the Borrower after the Closing Date; and

         (c) Permitted Investments.

        6.10 Use of Proceeds. Use proceeds of the Loans for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock which would cause the outstanding Loans to be in violation of Regulations T, U or X. The Borrower shall not request or accept any Loan in violation of Regulations T, U or X. The Borrower shall not use proceeds of the Loans in a manner which violates any term or condition of any Loan Document or which violates any applicable law.

        6.11 Change of Business. Engage in any business other than that described in Schedule 3.23 and businesses directly related thereto. The Borrower shall not permit any material change in such businesses.

        6.12 Transactions with Affiliates. Except as expressly permitted in this Agreement or set forth on Schedule 6.12 hereto, directly or indirectly enter into any transaction or arrangement whatsoever (including without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) or make any payment to or otherwise deal with any Affiliate, except (a) as to all of the foregoing in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arm's length transaction with a Person not an Affiliate, (b) such transaction is not prohibited by the terms of this Agreement or any other Loan Documents and (c) such transaction is in accordance with all Requirements of Law.

        6.13 Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by the Borrower of real or personal property which has been or is to be sold or transferred by the Borrower to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations thereof.

        6.14 Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation other than guarantees by the Borrower of Indebtedness of a Subsidiary, but only to the extent such Indebtedness is permitted hereunder.

        6.15 Limitation on Optional Payments and Modifications of Subordinated Debt. Make any optional payment or prepayment on or redemption, defeasance or purchase of any Indebtedness (other than Indebtedness under this Agreement), including, without limitation, any Subordinated Debt, or amend, modify or change, or consent or agree to any amendment, modification or change to or waiver of any of the terms (a) of the Subordinated Debt other than any amendment, modification, waiver, or change which does not increase the rate of interest, shorten the maturity date, make more restrictive any covenant therein or increase the principal amount of such Subordinated Debt or grant any Lien or security interest in any of the Borrowers assets in favor of the holder of any of the Subordinated Debt or (b) relating to the payment or prepayment of principal of or interest on, any Indebtedness (other than Indebtedness under this Agreement), other than any amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon.

        6.16 Limitation on Negative Pledge Clauses. Enter into any agreement with any Person other than the Bank which prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired.

        6.17 Fiscal Year. Permit the Fiscal Year of the Borrower to end on a day other than the last Friday in February.

        6.18 Changes in Organizational Documents. Amend in any respect its certificate of incorporation (including any provisions or resolutions relating to Capital Stock), by- laws or other organizational documents without prior written approval by the Bank or providing at least thirty (30) calendar days' prior written notice to the Bank.

                          SECTION 7. EVENTS OF DEFAULT

         7.1 Events of Default. If any of the following events shall occur and be continuing:

             (a) The Borrower shall fail to pay when due any principal of, or any interest on the Note, or any other amount payable hereunder; or

             (b) Any representation or warranty made or deemed made by the Borrower or any Guarantor herein or in any other Loan Document or which is contained in any certificate or financial statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect or misleading in any material respect on or as of the date made or deemed made; or

             (c) The Borrower shall default in the observance or performance of any agreement contained in Section 6 of this Agreement; or

             (d) An Event of Default (as defined in the Mortgage); or

             (e) The Borrower or any Guarantor shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in subsections (a) through (c) above) or any other Loan Document other than the Mortgage, and such default shall continue unremedied for a period of 30 days after written notice from the Bank to the Borrower; or

             (f) The Borrower or any Guarantor shall (i) default in the payment of any principal of or interest on or any other amount payable on any Indebtedness (other than the Revolving Credit Note) or in the payment of any Contingent Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created and the aggregate amount of such Indebtedness and/or Contingent Obligations in respect of which such default or defaults shall have occurred is at least $250,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation to cause, with the giving of notice if required, such Indebtedness to become due and payable prior to its stated maturity or such Contingent Obligation to become payable; or

             (g) (i) The Borrower or any Guarantor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Guarantor shall make a general assignment for the benefit of its creditors; or
(ii) there shall be commenced against the Borrower or any Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief or any such adjudication or appointment or which shall not have been vacated, discharged, satisfied, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they generally become due; or

             (h) One or more judgments or decrees shall be entered against the Borrower or any Guarantor involving in the aggregate a liability (excluding any such judgments or orders which are fully covered by insurance and under which the applicable insurance carrier has acknowledged such full coverage in writing) of $250,000 or more and all such judgments or decrees shall not have been vacated, discharged, settled, satisfied or paid, or stayed or bonded pending appeal, within 30 days from the entry thereof; or

             (i) Any Change of Control shall occur; or

             (j) Any Loan Document shall, at any time, cease to be in full force and effect (unless released by the Bank) or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or any Guarantor or the Bank shall not have or shall cease to have valid, perfected security interests in the collateral subject to any Security Document, subject to no other Liens whatsoever, except Permitted Liens;

             (k) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan,
(ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Bank, likely to result in the termination by action of the PBGC or any court of such Plan for purposes of Title IV of ERISA, or (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any would have a Material Adverse Effect; or

             (l) The Borrower or any Guarantor (except as otherwise provided herein) shall terminate its existence, cease to exist, permanently cease operations or abandon the operation of any material portion of its business; or

             (m) The loss, revocation or failure to file for renewal of any material License; the commencement of proceedings to suspend, revoke, terminate or substantially and adversely modify any material License, which proceedings are not dismissed or discharged within sixty (60) days; or the designation of an application for renewal of any such License for an evidentiary hearing, which License is now held or hereafter acquired by the Borrower and is necessary for the continued operating of the Borrower's business in the same manner as is being conducted at the time of such loss, revocation, failure to renew, commencement of proceedings or scheduling of a hearing; or

             (n) any of the following shall have occurred: (i) a final non-appealable order is issued by any Governmental Authority, including, requiring the Borrower or any Guarantor to divest a substantial portion of its assets pursuant to any antitrust, restraint of trade, unfair competition, industry regulation, or similar Requirement of Law, or (ii) any Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion of the assets of the Borrower or any Guarantor;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any of the Borrower, automatically the Commitments shall immediately terminate and the Revolving Credit Loans and Reimbursement Obligations (each with accrued interest thereon) and all other amounts owing under this Agreement, the Revolving Credit Note and the other Loan Documents shall automatically and immediately become due and payable, and (B) if such event is any other Event of Default, the Bank may
(i) by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon such Commitments and the obligations of the Bank to make Loans and to issue Letters of Credit shall immediately terminate; (ii) by notice of default to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement, the Notes and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable (including, without limitation, all Obligations in respect of Letters of Credit, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder); and/or (iii) by notice to the Borrower require the Borrower to, and the Borrower shall thereupon, deposit in the Cash Collateral Account, as cash collateral for its Obligations under this Agreement, the Notes and the Letters of Credit, an amount equal to the aggregate Letter of Credit Coverage Requirement, and the Borrower hereby pledges to the Bank, and grants to the Bank a security interest in, all such cash as security for such Obligations. Amounts held in such Cash Collateral Account shall be applied by the Bank to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower hereunder and under the Note. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the Note shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower. The Borrower shall execute and deliver to the Bank, such further documents and instruments as the Bank may request to evidence the creation and perfection of the within security interest in such Cash Collateral Account. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                            SECTION 8. MISCELLANEOUS

         8.1 Amendments and Waivers. No modification, amendment or change to or waiver of any provision of this Agreement or any other Loan Document or any of the rights of the Bank or the Borrower hereunder or thereunder shall be effective unless set forth in a written agreement duly executed by the Bank and the Borrower.

         8.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telegraph or telex confirmed in writing), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or the next Business Day if sent by reputable overnight courier, postage prepaid, for delivery on the next Business Day, or, in the case of telecopy notice, when received during normal business hours, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows:

     The Borrower:            Environmental Tectonics Corporation
                              125 James Way
                              Southampton, PA 18966
                              Attention: Duane Deaner
                              Telecopy: (215) 357-4000

     With a copy to:          Klehr, Harrison, Harvey, Branzburg & Ellers LLP
                              260 South Broad Street
                              Philadelphia, PA 19102
                              Attention: Jeffrey Greenfield
                              Telecopy: (215) 568-6603

     The Bank:                PNC Bank, National Association
                              1600 Market Street, 21st Floor
                              Philadelphia, PA 19103
                              Attention: John G. Siegrist
                              Telecopy: (215) 585-4144

provided that, any notice, request or demand to or upon the Bank pursuant to Sections 2.3, 2.9, 2.10 and 2.16 shall not be effective until received; and provided, further, that failure to provide a copy of any notice, request or demand to or upon the Borrower to its counsel shall not render ineffective or otherwise limit any such notice, request or demand given to the Borrower in accordance with this Section.

         8.3 No Waiver, Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein and therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         8.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Revolving Credit Note and the other Loan Documents.

         8.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Bank for all of its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of this Agreement, the Revolving Credit Note, the other Loan Documents and any other documents executed and delivered in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Bank, (b) to pay or reimburse the Bank for all of its out-of-pocket costs and expenses incurred in connection with the administration and interpretation of, or any amendment, supplement or modification to, this Agreement, the Revolving Credit Note and the other Loan Documents and any other documents executed and delivered in connection herewith or therewith, including without limitation, the reasonable fees and disbursements of counsel, (c) to pay or reimburse the Bank for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Revolving Credit Note, the other Loan Documents and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Bank, (d) to pay, indemnify, and hold the Bank harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Revolving Credit Note, the other Loan Documents and any such other documents, and (e) to pay, indemnify, and hold the Bank harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions (whether sounding in contract, in tort or on any other ground), judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of or in any other way arising out of or relating to the Borrower's obligations under the Existing Financing Agreements, this Agreement, the Revolving Credit Note, the other Loan Documents, or any such other documents contemplated by or referred to herein or therein or any action taken by the Bank with respect to the foregoing (all the foregoing, collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to the Bank with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Bank. The agreements in this subsection shall survive repayment of the Revolving Credit Note and all other amounts payable hereunder.

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         8.6 Assignments; Participations. Notwithstanding any other provision of this Agreement, the Borrower understands and agrees that the Bank may at any time enter into participation or assignment agreements with one or more banks or other financial institutions whereby the Bank will allocate certain percentages of the Loans and/or Letters of Credit to them; provided that, the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Borrower shall be required for any assignment (provided that no such consent shall be required if an Event of Default shall exist). Any assignment shall be in a minimum amount of $2,500,000, unless an Event of Default shall occur in which case there shall be no minimum amount. In connection with any participation, the Bank shall retain the sole right to approve, without the consent of a participant, any amendment, modification or waiver of any provision of this Agreement or any other Loan Document, other than any such amendment, modification or waiver with respect to any Loan, Letter of Credit or Commitment in which such participant has an interest that forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, Letter of Credit or Commitment, postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Loan or Letter of Credit, releases any guarantor of such Loan or releases any Collateral. The Borrower acknowledges that, for the convenience of all parties, this Agreement is being entered into with the Bank only and that its obligations under this Agreement are undertaken for the benefit of, and as an inducement to, any such assignee or participating bank or other financial institution as well as the Bank, and the Borrower hereby grants to each assignee or participating bank, to the extent of its assignment/participation in the Loans and Letters of Credit, the right to set off deposit accounts maintained by the Borrower with such bank or other financial institution and otherwise to enjoy the benefits, rights and privileges granted to the Bank in this Agreement, the Revolving
Credit Note and the other Loan Documents. All of the rights granted to the Bank pursuant to this Agreement shall be for the benefit of the Bank for itself and for any other lending institutions who are assignees or participants under this Agreement and all grants, security interests, liens, rights of set off and other rights incident to this Agreement shall be held by the Bank as agent for any such other lending institutions. If the Bank shall assign all or a portion of the Commitment or the Loans or Letters of Credit hereunder, the Borrower shall execute such documents and instruments as the Bank shall reasonably request to effectuate the purposes of this paragraph.

         8.7 Set-off. In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of an Event of Default, the Bank shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder or under the Revolving Credit Note (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Bank to or for the credit or the account of the Borrower. The Bank agrees promptly to notify the Borrower after any such set-off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

         8.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Bank.

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         8.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the parties hereto with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Bank relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

        8.11 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE SUBSTANTIVE LAW OF THE COMMONWEALTH OF PENNSYLVANIA.

        8.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

             (a) submits for itself and its property in any legal action or proceeding relating to this Agreement or the Revolving Credit Note, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the Commonwealth of Pennsylvania, the courts of the United States of America for the Eastern District of Pennsylvania, and appellate courts from any thereof;

             (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

             (c) waives and hereby acknowledges that it is estopped from raising any objection based on forum non conveniens, any claim that any of the above-referenced courts lack proper venue or any objection that any of such courts lack personal jurisdiction over it so as to prohibit such courts from adjudicating any issues raised in a complaint filed with such courts against the Borrower concerning this Agreement or the other Loan Documents;

             (d) acknowledges and agrees that the choice of forum contained in this subsection 8.12 shall not be deemed to preclude the enforcement of any judgment obtained in any forum or the taking of any action under the Loan Documents to enforce the same in any appropriate jurisdiction;

             (e) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 8.2 or at such other address of which the Bank shall have been notified pursuant thereto;

             (f) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

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             (g) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary or punitive or consequential damages.

        8.13 Acknowledgments. The Borrower hereby acknowledges that:

             (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the Revolving Credit Note and the other Loan Documents;

             (b) the Bank does not have any fiduciary relationship to the Borrower or any other party to the Loan Documents (or any of them) and the relationship hereunder between the Bank, on the one hand, and the Borrower, on the other hand, is solely that of debtor and creditor; and

             (c) no joint venture exists between the Borrower and the Bank.

         8.14 WAIVERS OF JURY TRIAL. THE BORROWER AND THE BANK EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY MANDATORY COUNTERCLAIM THEREIN.

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                  IN WITNESS WHEREOF, the parties hereto, by their officers
thereunto duly authorized, have executed this Agreement as of the day and year first above written.

                                            ENVIRONMENTAL TECTONICS CORPORATION

                                            By:    /s/ Duane Deaner
                                                -----------------------------
                                                Name:  Duane Deaner
                                                Title: C.F.O.


                                            PNC BANK, NATIONAL ASSOCIATION

                                            By:    /s/ John G. Siegrist
                                                -----------------------------
                                                Name:  John G. Siegrist
                                                Title: Vice President

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